UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FILED PURSUANT TO RULE 424(b)(4)
SEC FILE NUMBER 333-143780

PROSPECTUS	June 29, 2007

STOCKGROUP INFORMATION SYSTEMS INC.
A COLORADO COMPANY

3,333,334 SHARES OF COMMON STOCK OF STOCKGROUP INFORMATION SYSTEMS INC.
_________________________________

     This prospectus relates to the resale by certain selling shareholders of Stockgroup Information Systems Inc. of up to 3,533,334 shares of our common stock.

     Our common stock is quoted on the OTC Bulletin Board under the symbol "SWEB" and on the TSX Venture Exchange under the symbol “SWB”. Following the effective date of this registration statement, the selling shareholders may offer to sell the shares of common stock being offered in this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. On June 14, 2007 the closing bid price for one share of our common stock on the OTC-Bulletin Board was $0.93. The shares being registered represent approximately 8% of our issued and outstanding shares. 200,000 of the shares being offered by this prospectus underlie 200,000 common share purchase warrants. The warrants expire on May 15, 2008 and have an exercise price of CAD$1.50.

     We will not receive any proceeds from the resale of shares of common stock by the selling shareholders. We will pay for expenses of this offering.

The purchasers in this offering may be receiving illiquid securities.

     In connection with any sales of the common stock, any of the selling shareholders may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended.

     Our business is subject to many risks and an investment in our common stock will also involve a high degree of risk. You should invest in our common stock only if you can afford to lose your entire investment. See the section entitled "Risk Factors" starting on page 6 of this prospectus. You should carefully consider the various Risk Factors before investing in our common stock.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The information in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold until the registration statement becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is June 29, 2007

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

     As used in this prospectus, the terms "we", "us", "our", the “Company” and "Stockgroup" means Stockgroup Information Systems Inc. and our subsidiaries.

     All dollar amounts refer to U.S. dollars unless otherwise indicated. CAD $ is used to indicate where Canadian dollars are referred to.

PROSPECTUS SUMMARY

     This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the “RISK FACTORS” section beginning on page 6 of this prospectus and the financial statements and the notes to the financial statements beginning on page 42 of this prospectus.

Our Business

     Stockgroup is a leading financial media company focused on user-generated content and collaborative technologies. Our web-based platform consists of web-based financial analytics, aggregated third party financial content, content generated from internet users of our StockHouse website and collaborative technologies that support the connection of individuals within a community. This platform is licensed to North American brokerage firms, media companies and other intermediaries to help individual investors create and manage wealth. This platform is also extended through our websites (see the section entitled “Intellectual Property, Proprietary Rights and Domain Names”

on page 22 of this prospectus for a list of domain names.) Our StockHouse websites are home to BullBoards™ message boards - Canada's largest online community of investors.

     We were incorporated on December 6, 1994 in Colorado. Our shares are quoted on the OTC Bulletin Board under the symbol SWEB and are listed on the TSX Venture Exchange under the symbol SWB. Our head office is in Vancouver, Canada, with regional offices in New York, New York, Toronto, Canada, Owings Mills, Maryland and London, UK. Our corporate website is www.stockgroup.com.

Products and Services

     We have a web-based technology platform which is the foundation for our two product categories, which are (1) the placing of advertising on our StockHouse websites, and (2) the licensing of our platform to intermediaries who serve retail investors as their customers. The platform is based on integrated technologies, analytics, and financial content aimed at the retail investor. The platform uses interactive technology to circulate information and provide a means for investors to communicate with their advisors and social networks.

Number of Shares Outstanding

There were 40,700,197 shares of our common stock issued and outstanding as at June 14, 2007.

Use of Proceeds

     We will not receive any of the proceeds from the sale of the shares of our common stock being offered for sale by the selling shareholders. We may receive up to CAD$300,000 in gross proceeds from the exercise of share purchase warrants by the selling shareholders and all such proceeds will be used as working capital. We will use those proceeds, if we receive them, on working capital. The 200,000 share purchase warrants have an exercise price of CAD$1.50 per common share and an expiry date of May 15, 2008. We will incur all costs associated with this registration statement and prospectus.

Summary of Financial Data

     In the table below, we provide you with summary historical financial data of our company. We have prepared this information using the consolidated financial statements of our company for the two years ended December 31, 2006 and 2005 and the quarter ended March 31, 2007. The data should be read in conjunction with the consolidated financial statements, related notes, and other financial information included herein.

     When you read this summary historical financial data, it is important that you read along with it the historical financial statements and related notes in our annual and quarterly reports filed with the Security Exchange Commission, as well as the section of this prospectus and annual and quarterly reports titled "Management's Discussion and Analysis".

Stockgroup Information Systems Inc.

Expressed in Thousand of U.S. Dollars, except share and per share data	For the year ended December 31, 2006	For the year ended December 31, 2005	For the Quarter ended March 31, 2007
Revenues	$ 7,766	$ 6,100	$ 3,100
Net Loss	$ (791)	$ (59)	$ (557)
Basic and Diluted Net Loss Per Common Share	$ (0.02)	$ (0.00)	$ (0.02)

Working Capital (Deficiency)	$ 998	$ 1 ,274	$ (836)
Total Assets	$ 3,460	$ 3,290	$ 6,916

Total Number of Issued Shares of Common Stock (thousands)	35,350	33,522	36,989
Total Shareholders' Equity	$ 1,283	$ 1,449	$ 1,638

RISK FACTORS

     An investment in our common stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating our company and its business before purchasing shares of our common stock. Our business, operating results and financial condition could be seriously harmed due to any of the following risks. The risks described below are not the only ones facing our company. Additional risks not presently known to us may also impair our business operations. You could lose all or part of your investment due to any of these risks.

Risks Related To Our Business

1. If we are unable to compete successfully against current and future competitors, our business will fail.

     We currently compete with several other companies offering similar services. Many of these companies have significantly greater financial resources, name recognition, and technical and marketing resources, and virtually all of them are seeking to improve their technology, products and services. We may not have the financial resources or the technological expertise to meet this competition successfully. If we are unable to compete successfully, our business will fail.

2. We are dependent on activity levels in the securities markets, which are often subject to fluctuations in price and volume. If one or more of the securities markets become less active, we will likely lose customers and our business will suffer.

     Our business is dependent upon the health of the financial markets as well as the financial health of the participants in those markets. A lot of the demand for financial data and market information is dependent on activity levels in the securities markets. In the event that the U.S. or international financial markets suffer a downturn that results in a prolonged decline in investor activity, our revenue levels could be materially adversely affected.

3. We may be unable to protect the intellectual property rights upon which our business relies. Our attempts to protect these rights could be very expensive and may not be successful. If we are unable to protect our intellectual property rights or if we have to enter into litigation to protect our intellectual property rights or defend ourselves from claims of infringement, our competitive position, financial position and business will suffer.

     We have trademarks and may attempt to register others. We also have brand names, Internet domain names, website designs, programs and certain subscriber lists that make up our intellectual property. We also rely on contractual restrictions to protect the disclosure of the details of our proprietary technology. We have not sought or obtained any patents on our proprietary software and data processing applications and we have no immediate plans to do so. It is possible that third parties may copy or otherwise obtain or use our intellectual property without authorization or they may develop similar technology independently. The Internet is global and we cannot provide any assurances that obtaining trademark protection in the United States will prevent infringements on our trademarks by parties in other countries.

     There can also be no assurance that our business activities will not infringe upon the proprietary rights of others or that other parties will not assert infringement claims against us.

     Litigation may be necessary in the future to enforce or protect our intellectual property rights or to determine the validity and scope of the proprietary rights of others. Such litigation could be unsuccessful and it could result in substantial costs and diversion of resources. If these events arise, our competitive position, financial position and business will suffer.

4. Existing or future laws and regulations may make it more difficult for us to continue our operations or develop profitable operations.

     The applicability to the Internet of existing laws governing issues such as intellectual property ownership and infringement, copyright, trademark, trade secret, taxation, obscenity, libel, employment and personal privacy is uncertain and developing. Any new legislation or regulation, or the application or interpretation of existing laws, may have a material adverse effect on our business, results of operations and financial condition. Additionally, modifications to our business plans or operations to comply with changing regulations or certain actions taken by regulatory authorities may increase our costs of providing our product and service offerings and materially adversely affect our financial condition.

5. We may be sued for online information or services provided by third parties or us. This would likely harm our reputation, goodwill and financial position, whether or not we are held liable.

     Because materials may be downloaded by the public on Internet services offered by us or the Internet access providers with whom we have relationships, and because information may be posted by third parties on our website through discussion forums and otherwise, there is the potential that claims will be made against us for defamation, negligence, copyright or trademark infringement or other theories. Such claims have been brought against providers of online services in the past. To date we have been named in at lease one lawsuit in which defamation is alleged to have occurred on our Internet discussion forum called Bull Boards. A lawsuit or the imposition of liability against us, in the event that a lawsuit against us is successful, could materially and adversely affect our reputation, goodwill and financial position.

     Even where a lawsuit against us does not result in a finding of liability, we could incur significant costs in investigating, defending or settling such claims. Lawsuits alleging that we are liable for damages because of information or services carried on or disseminated through our website also may cause us to implement measures to reduce our exposure to liability, which may require the expenditure of substantial resources or decrease the attractiveness of our services to customers.

     Our general liability insurance will not cover all potential claims to which we are exposed or may not be adequate to indemnify us for all liability that may be imposed. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could have a material adverse effect on our business, results of operations and financial condition.

Risks Related to Our Company

6. We have a history of operating losses and a limited operating history. We cannot predict if or when we will become profitable. We may never become profitable, which would likely cause us to go out of business and our investors to lose their entire investment in our company.

     We have a history of operating losses since inception (December 6, 1994). We currently cannot estimate if or when we will be profitable in future fiscal periods. Our acquisition of the Mobile Finance Division of TeleCommunication Systems, Inc. may increase losses in the short and medium term as integration costs and possible loss of revenue may occur. In addition, we have a limited operating history upon which an evaluation of our business and prospects can be based. We may never become profitable, which would likely cause us to go out of business and investors to lose their investment in our company.

7. We may not be able to raise further funds when we need them, which would likely cause us to go out of business and our investors to lose their entire investment in our company.

     We may need to raise additional capital to fund our operations, and our failure or inability to obtain funding when needed may force us to delay, reduce or eliminate our products and services. To date, our sources of cash have been primarily limited to the sale of our securities and working capital. We cannot be certain that additional funding will be available on acceptable terms, if at all. To the extent that we raise additional funds by issuing equity securities or debt convertible debt securities, our shareholders may experience significant dilution. Any debt financing, if available, may involve restrictive covenants that impact our ability to conduct its business. If we are unable to raise additional capital, when required, or on acceptable terms, we may have to significantly delay, scale back or discontinue our products and services, which would likely cause us to go out of business and our investors to lose their entire investment in our company.

8. A majority of our assets and our directors and officers are outside the United States, with the result that it may be difficult for investors to enforce within the United States any judgments obtained against us or any of our directors or officers.

     A majority of our assets are located outside the United States and we do not currently maintain a permanent place of business within the United States. In addition, the majority of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons’ assets are located outside the United States. As a result, it may be difficult for investors to enforce within the United States any judgments obtained against us or our officers or directors, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. Consequently, you may be effectively prevented from pursuing remedies under U.S. federal securities laws against them.

Risks Related to Our Common Stock

9. The sale of the shares of our common stock being registered into the public market by the selling shareholders may result in significant downward pressure on the price of our common stock and could affect the ability of our shareholders to realize the current trading price of our common stock.

     The sale of a substantial number of shares of our common stock in the public market could cause a reduction in the market price of our common stock. We had 40,700,197 shares of common stock issued and outstanding as of June 14, 2007. When this registration statement is declared effective, the selling shareholders may be reselling up to 3,533,334 shares of our common stock, representing approximately 8% of our current issued and outstanding shares. There are 3,533,334 of the shares being registered by this registration statement included in the number of our issued and outstanding common shares as of June 14, 2007, shown above. Any significant downward pressure on the price of our common stock as the selling shareholders sell the shares of our common stock could encourage short sales by the selling shareholders or others. Any such short sales could place further downward pressure on the price of our common stock. If the price of our common stock goes down, investors could lose most of the value of their investments.

10. Because we can issue additional common shares, purchasers of our common stock may incur immediate dilution and may experience further dilution, which would likely reduce the value of their investment.

     We are authorized to issue up to 75,000,000 common shares, of which 40,700,197 were issued and outstanding as of June 14, 2007. Our board of directors has the authority to cause our company to issue additional shares of common stock without the consent of any of our shareholders. Consequently, our shareholders may experience more dilution in their ownership of our company in the future, which would likely reduce the value of their investment.

11. Our common stock is illiquid and the price of our common stock may be negatively impacted by factors which are unrelated to our operations. Investors may be unable to sell their shares or may be unable to sell them at a price greater than or equal to the price they paid for those shares. If so, they will not realize a return on their investment in our company.

     Our common stock currently trades on a limited basis on the TSX Venture Exchange and the OTC Bulletin Board. The ease of selling our common stock or the market price of our common stock could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, quarterly operating results of other financial media companies, trading volume in our common stock, changes in general conditions in the economy and the financial markets or other developments affecting our competitors or us. In addition, the stock market is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the volume of trading and the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our common stock. If the liquidity and market price of our common stock decreases due to factors unrelated to our operations, investors in our company could lose all or part of their investment.

12. We are significantly influenced by our officers, directors and entities affiliated with them. These shareholders, if acting together, may be able to influence significantly all matters requiring approval by shareholders, including the election of directors and the approval of mergers or other business combinations transactions. Shareholders with less voting power will have minimal say in the outcome of shareholder votes and the operations of the company, which could have negative adverse effects for the investor and the o.

     In the aggregate, beneficial ownership of our shares by our officers, directors and management represents approximately 19.3% of issued and outstanding shares of our common stock at June 14, 2007. These shareholders, if acting together, may be able to influence significantly all matters requiring approval by shareholders, including the election of directors and the approval of mergers or other business combinations transactions. Shareholders with less voting power will not have control in the outcome of shareholder votes and the operations of the company. This lack of shareholder control could prevent the shareholders from removing from any directors who are not managing the company with sufficient skill to make it profitable, which could prevent us from becoming profitable.

13. We do not intend to pay dividends and there will be fewer ways in which you can make a gain on any investment in our company.

     We have never paid any cash dividends and currently do not intend to pay any dividends for the foreseeable future. Because we do not intend to declare dividends, any gain on an investment in our company will need to come through appreciation of the price of our common stock. There can be no assurance that the price of our common stock will increase and investors in our company may never realize gains on their investment in our company.

14. Trading of our stock may be restricted by the SEC's penny stock regulations, which may limit a stockholder's ability to buy and sell our stock.

     The Securities and Exchange Commission has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors". The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

15. NASD sales practice requirements may also limit a stockholder's ability to buy and sell our stock.

     In addition to the "penny stock" rules described above, the National Association of Securities Dealers (NASD) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, the NASD believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

     Please read this prospectus carefully. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided by the prospectus is accurate as of any date other than the date on the front of this prospectus.

FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled "Risk Factors," beginning on page 7, that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

     While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results. The safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995 does not apply to the offering made in this prospectus.

SECURITIES AND EXCHANGE COMMISSION'S PUBLIC REFERENCE

     Any member of the public may read and copy any materials filed by us with the Securities and Exchange Commission at the SEC's Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet website (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

THE OFFERING

     This prospectus covers the sale of up to 3,533,334 shares of common stock which may be resold by the selling shareholders named in this prospectus. The 3,533,334 shares that may be resold by the selling shareholders were issued or will be issued to the selling shareholders pursuant to various private placement transactions made by us pursuant to Rule 903 of Regulation S, Rule 506 of Regulation D, Section 4(6) and/or Section 4(2) of the Securities Act of 1933. For more information, please see the section entitled “Recent Sales of Unregistered Securities” on page 86 of the registration statement of which this prospectus forms a part.

     The selling shareholders may offer to sell the shares of common stock being offered in this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. We will pay for expenses of this offering.

USE OF PROCEEDS

     We will not receive any proceeds from the resale of shares of our common stock by the selling shareholders. We may receive up to CAD$300,000 in gross proceeds from the exercise of 200,000 common share purchase warrants by the selling shareholders. We will use those proceeds, if we receive them, on working capital. The 200,000 common share purchase warrants have an exercise price of CAD$1.50 per common share and an expiry date of May 15, 2008.

DIVIDEND POLICY

     During the years ended December 31, 2006 and 2005 and the three months ended March 31, 2007, we did not pay any cash dividends to any holders of our equity securities.

     We have not paid any cash dividends on our common stock and have no present intention of paying any dividends on the shares of our common stock. Our current policy is to retain earnings, if any, for use in our operations and in the development of our business. Our future dividend policy will be determined from time to time by our board of directors.

SELLING SHAREHOLDERS

     The selling shareholders may offer and sell, from time to time, up to 3,533,334 of the common stock issued. Because the selling shareholders may offer all or only some portion of the 3,533,334 shares of common stock to be registered, no exact estimate can be given as to the amount or percentage of these shares of common stock that will be held by the selling shareholders upon termination of the offering.

     The following table sets forth certain information regarding the beneficial ownership of shares of common stock by the selling shareholders as of June 14, 2007 and the number of shares of common stock covered by this prospectus. The number of shares in the table represents an estimate of the number of shares of common stock to be offered by the selling shareholder.

     Other than the relationships described below, none of the selling shareholders had or have any material relationship with us within the past three years. Jennings Capital Inc. and Cormark Securities Inc. are broker-dealers. Both Jennings Capital and Cormark Securities received receive a commission from us equal to 6.0% of the gross proceeds from the sale of the Common Shares sold under the Private Placement, payable in cash, being CAD$225,000 and CAD$75,000, respectively, and 150,000 and 50,000 warrants, respectively. The selling shareholders bought the shares on a “bought deal” basis. Neither Jennings Capital nor Cormark Securities conducted any investigation to verify the information set out or incorporated by reference in this prospectus.

Name of Selling Shareholder and Position, Office or Material Relationship with Stockgroup	Common Shares owned by the Selling Shareholder	Number of Shares Registered	Total Number of Shares Registered	Number of Shares Owned by Selling Shareholder After Offering and Percent of Total Issued and Outstanding(1)
				# of Shares	% of Class
Roytor & Co. Oppenheimer International Small Company Fund Royal Bank of Canada	3,000,000	3,000,000	3,000,000	0	*
Cormark Securities Inc. Suite 2800, South Tower Royal Bank Plaza, Toronto, Ontario V5J 2J2	83,334	133,334(2)	133,334(2)	0	*
NBCN Inc. ITF Jennings Capital Inc. 1010 de la Gauchetiere Ouest,	250,000	400,000(3)	400,000(3)	0	*

Montreal, Quebec, H3B 5J2
Total	3,333,334	3,533,334	3,533,334	0	*

(1) Assumes all of the shares of common stock offered are sold. Based on 40,700,197 common shares issued and outstanding on June 14, 2007. The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling shareholders have sole or shared voting power or investment power and also any shares which the selling shareholders have the right to acquire within 60 days.

(2) Includes 50,000 common shares issuable pursuant to common share purchase warrants issued by the Company on May 15, 2007. The warrants have an exercise price of CAD$1.50 and an expiry date of May 15, 2008.

(3) Includes 150,000 common shares issuable pursuant to common share purchase warrants issued by the Company on May 15, 2007. The warrants have an exercise price of CAD$1.50 and an expiry date of May 15, 2008.

     We may require the selling shareholders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

PLAN OF DISTRIBUTION

     The selling shareholders may, from time to time, sell all or a portion of the shares of common stock on any market upon which the common stock may be quoted or listed (currently the OTC Bulletin Board and the TSX Venture Exchange) in privately negotiated transactions or otherwise. Such sales may be at fixed prices prevailing at the time of sale, at prices related to the market prices or at negotiated prices. The shares of common stock being offered for resale by this prospectus may be sold by the selling shareholders by one or more of the following methods, without limitation:

(a) block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b) purchases by broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

(c) an exchange distribution in accordance with the rules of the exchange;

(d) ordinary brokerage transactions and transactions in which the broker solicits purchasers;

(e) privately negotiated transactions,

(f) market sales (both long and short to the extent permitted under the federal securities laws);

(g) at the market to or through market makers or into an existing market for the shares;

(h) through transactions in options, swaps or other derivatives (whether exchange listed or otherwise);

(i) a combination of any aforementioned methods of sale; and

(j) any other method permitted pursuant to applicable law.

     Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

     In the event of the transfer by any selling shareholder of his or her shares to any pledgee, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling shareholder who has transferred his or her shares.

     In effecting sales, brokers and dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling shareholders or, if any of the broker-dealers act as an agent for the purchaser of such shares, from the purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling shareholders to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfill the broker-dealer commitment to the selling shareholders if such broker-dealer is unable to sell the shares on behalf of the selling shareholders. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares, commissions as described above.

     The selling shareholders and any broker-dealers or agents that participate with the selling shareholders in the sale of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     From time to time, the selling shareholders may pledge their shares of common stock pursuant to the margin provisions of their customer agreements with their brokers. Upon a default by a selling shareholder, the broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling shareholders intend to comply with the prospectus delivery requirements, under the Securities Act, by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act which may be required in the event any selling shareholder defaults under any customer agreement with brokers.

     To the extent required under the Securities Act, a post-effective amendment to this registration statement will be filed, disclosing, the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and other facts material to the transaction.

     All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling shareholders, the purchasers participating in such transaction, or both.

     We and the selling security holders will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as the selling security holders are distribution participants and we, under certain circumstances, may be a distribution participant, under Regulation M. All of the foregoing may affect the marketability of the common stock.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is, Pacific Corporate Trust Company, 510 Burrard Street 3rd Floor, Vancouver, BC V6C 3B9.

LEGAL PROCEEDINGS

     We are the plaintiff in a lawsuit filed on January 14,2005 in the Ontario Supreme Court of Justice against Hollinger Inc. and Hollinger Canadian Publishing Holdings Co. in which we seek to recover approximately CAD $471,000 from the defendant. The defendant agreed to provide advertising in newspapers which it owned and the amount we seek consists of unused advertising credits which we prepaid in 1999. The case is currently pending and we expect it will be heard in 2007. There is considerable uncertainty as to what value, if any, will be derived in the event that we win the lawsuit. No provision has been made for recovery of these credits in the financial statements in any year.

     In addition to the above, we are involved in various other legal matters which arise from time-to-time in the ordinary course of business, none of which we believe is material to our results of operations, liquidity or financial condition at this time. Unless otherwise noted, we can neither reasonably estimate at this time whether a monetary settlement will be reached nor predict the ultimate resolution of these legal matters.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

     All directors of our company hold office until the next annual meeting of the shareholders or until their successors have been elected and qualified. The officers of our company are appointed by our board of directors and hold office until their death, resignation or removal from office. As of June 14, 2007, our directors and executive officers, their ages, positions held, and duration as such, were as follows:

Name	Age	Principal Occupation and Business Experience

Marcus New	36

Founder, President and CEO. Mr. New founded Stockgroup in May 1995 and continues to provide the corporate vision and direction for the Company. Mr. New is both President, CEO and is a Director of the Company. A finalist as Entrepreneur of the Year by Ernst & Young Pacific Region in 2005. Mr. New is a recognized leader and sought-after speaker in the industry. Prior to founding Stockgroup, Mr. New served as VP of Investor Relations for AmCan Public Relations Group Inc., a company specializing in investor campaigns for public companies. Mr. New received a Bachelor of Arts degree with a Business major from Trinity Western University.

Leslie A. Landes	63

Chairman of Liquidation World Inc. Mr. Landes brings a breadth of experience running media and media related companies, including 13 years with the Jim Pattison Group with $4 billion in sales. Mr. Landes served as President of the Jim Pattison Sign Group, Outdoor Group, and The Communications Group. He ultimately served as President of Jim Pattison Industries Ltd. and Senior VP of the Jim Pattison Group. He was formerly the President and Chief Operating Officer of Stockgroup Information Systems Inc. from August 1998 to December 2004. Mr. Landes is a director and member of the compensation committee of Liquidation World, Inc., which is a Toronto Stock Exchange listed company and formerly a director of TIR Systems Inc. a Toronto Stock Exchange listed company. Mr. Landes joined our Board of Directors in August 1998, and he is also a member of our Audit Committee and Nominating and Corporate Governance Committee.

David Caddey	57

Executive Vice-President of the Space Missions Unit of MacDonald Dettwiler and Associates Ltd. (TSX: MDA), August 1986 – Present. Mr. Caddey has extensive experience in all facets of business management including mergers and acquisitions, business development, program management and engineering. Mr. Caddey has served on numerous Boards of profit and not-for-profit organizations including past Chair and now a Director of the Aerospace Industries Association of Canada. Mr. Caddey joined our Board of Directors in June 1999, and he is also a member of our Audit Committee and Compensation Committee. Mr. Caddey holds a Bachelor of Science.

Louis (Lee) deBoer II	55

Chairman, Life Balance Media LLC; Managing Partner, Propeller Partners LLC. Mr. deBoer has over 20 years experience in the strategic development of national media programming, advertising sales and content development. Mr. deBoer has spend the last five years as Managing Partner at Propeller Partners LLC and is Chairman of Life

Name	Age	Principal Occupation and Business Experience

Balance Media for the past 2.5 years. Mr. deBoer spent 17 years at HBO culminating in the positions of Executive Vice President of HBO Inc. and President of its International division. Mr. deBoer joined our Board of Directors in October 1999, and he is also a member of our Compensation Committee and Nominating and Corporate Governance Committee. Mr. deBoer graduated from the University of Wisconsin in 1974 where he obtained his Bachelor of Arts.

Patrick Spain	55

Chairman and CEO of Highbeam Research, Inc. from August 2002 to present, which operates an online research service for individuals. He is also the co-founder and former Chairman and CEO of Hoover's, Inc. (NASDAQ: HOOV) from December 1993 to April 2002 and Mr. Spain was CEO from December 1992 to May 2001, a leading online provider of company information headquartered in Austin, Texas. Hoover's was bought by Dun & Bradstreet (NYSE: DNB) in March 2003. During this period Mr. Spain was  CEO and Chairman and the only Chairman and finally from April 2002 to March 2003, Mr. Spain was only a Director. Prior to Hoover’s, Mr. Spain worked in the telecommunications, real estate and consulting industries. Mr. Spain holds a Bachelor of Arts from the University of Chicago in Ancient History and a Juris Doctorate from Boston University. Mr. Spain joined our Board of Directors in August 2004, and he is also a member of our Compensation Committee and Nominating and Corporate Governance Committee.

Stephen Zacharias	57

Founder and managing director of Transact Capital Partners LLC, a Richmond Virginia based investment banking firm serving small to middle market privately-owned businesses. Mr. Zacharias was Corporate Treasurer of Media General Inc., a New York Stock Exchange company, from 1993-2000. He has over 30 years of financial related experience, including numerous acquisition and divestiture transactions, debt financings and capital reorganizations. Before founding Transact, he served as corporate treasurer for Media General Inc. (NYSE: MEG), a Fortune 1000 TV and newspaper media company, and as a board director and Audit Committee chairman for Hoover’s Inc., a NASDAQ traded company, from 1997-2003, an online business information company acquired by Dun & Bradstreet. Mr. Zacharias joined our Board of Directors in July 2006, and he is also a member of our Audit Committee. Mr. Zacharias is a Certified Public Accountant – State Board of Accountancy in Virginia, he also has a Commerce degree from the University of Virigina.

Thomas Baker	52

Consultant. Mr. Baker has more than 25 years of experience in print and online media. He was the founder and general manager of The Wall Street Journal Online (wsj.com), a publication of Dow Jones & Company, where he led the start-up effort and grew the Online Journal into a $60 million business unit and the largest paid news and information site on the web. He oversaw The Wall Street Journal’s national radio news network and Dow Jones’ news syndication and licensing business. Mr. Baker has consulted for leading publishers and media companies. He holds a degree from Princeton University and an MBA from Columbia Business School. Mr. Baker joined our Board of Directors in July 2006, and he is also a member of our Compensation Committee.

		Executive Officer
Susan Lovell	39

Chief Financial Officer. Ms. Lovell provides direction on financial strategy for Stockgroup. She brings senior management experience in finance, accounting, financial planning and analysis with successful high-tech companies. Formerly with Crystal Decisions, which was acquired by Business Objects in 2003, Ms. Lovell contributed to 15 successive quarters of revenue growth and a 60 point increase in operating margins. Crystal Decisions had revenues over US$300 million prior to being acquired. Ms. Lovell was also responsible for developing and leading the information systems audit practice for Ernst & Young LLP in Vancouver. Ms. Lovell is a Chartered Accountant, Canadian Institute of Chartered Accountants and has a Bachelor of Administration, Wilfred Laurier University in Waterloo, Ontario.

     Each director who is elected will serve until the earlier of our next annual meeting, the date his or her successor has been elected and qualified, or the date of the director's death, resignation or removal. All terms of office on our Board of Directors will expire at the close of our 2007 Annual Shareholder’s meeting.

Family Relationships

     There are no family relationships among our directors or officers.

Involvement in Certain Legal Proceedings

     Our directors, executive officers and control persons have not been involved in any of the following events during the past five years:

1. any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2. any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3. being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4. being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the beneficial ownership of our common shares as of June 14, 2007 for the following: (i) each of our directors and nominees for director; (ii) our Chief Executive Officer and each of the Named Executive Officers named in the Summary Compensation Table in Item 10, Part III; and (iii) all our directors and our executive officers as a group. Information related to directors and executive officers is as of June 14, 2007 and options and warrants exercisable within 60 days after June 14, 2007. Except as otherwise noted, the address of the beneficial owners is c/o Stockgroup Information Systems Inc., Suite 500 – 750 West Pender Street, Vancouver, B.C., V6C 2T7.

Name and Address of Beneficial		Percentage
Owner	Amount and Nature of Beneficial Owner	Beneficially Owned
Directors and Nominees for Director
Marcus A. New (1)	5,231,254	12.3%
Leslie Landes (2)	150,700	*
David Caddey (3)	605,834	1.5%
Louis deBoer II (4)	212,500	*
Elizabeth De Marse	69,700	*
Patrick Spain (5)	314,000	*
Stephen Zacharias (6)	432,812	1.1%
Thomas Baker (7)	99,478	*
Executive Officers
Susan Lovell (8)	292,375	*
Bruce Nunn (9)	132,425	*
Michael Donnelly (10)	250,000	*

All directors and officers as a group (11)	7,791,078	17.7%

* less than 1%

(1)	See description of holdings in section above on beneficial owners who own more than 5% of our outstanding common shares.
(2)	Includes 112,500 shares issuable on the exercise of stock options as of June 14, 2007, or 60 days thereafter.
(3)

Includes 162,500 shares issuable on the exercise of stock options and 166,667 shares issuable on the exercise of share warrants, as of June 14, 2007, or 60 days thereafter. Also includes 40,000 common shares which are indirectly owned through his wife.

(4)	Includes 162,500 shares issuable on the exercise of stock options as of June 14, 2007, or 60 days thereafter.
(5)

Includes 109,375 shares issuable on the exercise of stock options as of June 14, 2007, or 60 days thereafter. Also includes 70,000 common shares and 70,000 share warrants exercisable as of June 14, 2007, or 60 days thereafter which are indirectly owned by the Spain Family IX LLC.

(6)	Includes 32,812 shares issuable on the exercise of stock options and 200,000 shares issuable on the exercise of share warrants, as of June 14, 2007, or 60 days thereafter.
(7)	Includes 32,812 shares issuable on the exercise of stock options and 33,333 shares issuable on the exercise of share warrants, as of June 14, 2007, or 60 days thereafter.
(8)	Includes 46,875 shares issuable on the exercise of stock options and 100,000 shares issuable on the exercise of share warrants, as of June 14, 2007, or 60 days thereafter.
(9)	Includes 65,625 shares issuable on the exercise of stock options and 33,400 shares issuable on the exercise of share warrants, as of June 14, 2007, or 60 days thereafter.
(10)	Includes 50,000 shares issuable on the exercise of stock options and 100,000 shares issuable on the exercise of share warrants, as of June 14, 2007, or 60 days thereafter.
(11)	See notes 1 through 10.

     Applicable percentage ownership in the above table is based on 40,700,197 shares outstanding as of June 14, 2007. The number and percentage of shares beneficially owned is determined under rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within sixty days of June 14, 2007, through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes above, we believe each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.

Changes in Control

     We are unaware of any contract or other arrangement the operation of which may at a subsequent date result in a change of control of our company.

DESCRIPTION OF SECURITIES

     Our authorized capital stock consists of 75,000,000 shares of common stock without par vale. The holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available at times and in amounts as the board of directors may from time to time determine. Holders of common stock are entitled to one vote per share on all matters on which the holders of common stock are entitled to vote. The common stock is not entitled to pre-emptive rights and may not be redeemed or converted. Upon liquidation, dissolution or winding up, the assets legally available for distribution to our shareholders are divided among the holders of the common stock in proportion to the number of shares of common stock held by each of them, after payments of all of our debts and liabilities.

Penny Stock Rules

     The Securities and Exchange Commission has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors". The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

INTEREST OF NAMED EXPERTS AND COUNSEL

     No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

EXPERTS

     The consolidated financial statements of Stockgroup Information Systems Inc. as of and for the year ended December 31, 2006, included in this registration statement have been audited by Deloitte and Touche LLP, independent registered chartered accountants, as stated in their report appearing herein and elsewhere in the registration statement and have been so included in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.

     The consolidated financial statements of Stockgroup Information Systems Inc. at December 31, 2005, and for the year then ended, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing

     Clark Wilson LLP, of 800-885 W Georgia Street, Vancouver, British Columbia, Canada, our independent legal counsel, has provided an opinion on the validity of the shares of our common stock that are the subject of this prospectus.

DISCLOSURE OF SEC POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the SEC, the indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     In the event that a claim for indemnification of liabilities, other than the payment by us of expenses incurred or paid by our directors, officers or controlling persons in the successful defense of any action, suit or proceedings, is asserted by the director, officer, or controlling person in connection with any securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to court of appropriate jurisdiction the question whether the indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issues.

     Colorado General Corporation Law permits a corporation to indemnify any of its directors or officers against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement incurred by such person in connection with a court action, if such person acted in good faith and had no reason to believe that such person’s conduct was unlawful. Our Bylaws also allow to indemnify our directors and officers against expenses paid in settlement incurred in connection with any proceeding.

     Our directors and officers are not insured against certain liabilities, including certain liabilities arising under the Securities Act, which might be incurred by them in such capacities and against which they cannot be indemnified by our company.

DESCRIPTION OF BUSINESS

Our Company

     Stockgroup is a financial media company focused on user-generated content and collaborative technologies. Our web-based platform consists of web-based financial analytics, aggregated third party financial content, user-generated content from our StockHouse community and collaborative technologies. This platform is licensed to top North American brokerage firms, media companies and other intermediaries to help individual investors create and manage wealth. This platform is also extended through our StockHouse websites, StockHouse.com and StockHouse.ca, leading online financial portals owned and operated by Stockgroup. Our StockHouse websites are home to BullBoards™ message boards - Canada's largest community of active investors.

     We are a United States reporting public company incorporated on December 6, 1994 in Colorado. Our shares are quoted on the Over the Counter Bulletin Board under the symbol SWEB and are listed on the TSX Venture Exchange under the symbol SWB. Our head office is in Vancouver, Canada, with regional offices in New York, NY and Toronto, Canada, and London, UK . Our corporate website is www.stockgroup.com.

     January 25, 2007, Stockgroup announced that it had entered into a formal Purchase Agreement with TeleCommunication Systems, Inc. (“TCS”) pursuant to which Stockgroup agreed to issue to TCS 1,500,000 common shares in the capital of Stockgroup and to assume some TCS liabilities in exchange for certain assets of TCS that made up its Mobile Finance Division (“MFD”). The transaction closed on January 31, 2007 and the business combination has been accounted for as a purchase of a business, with Stockgroup being identified as the acquirer.

Products and Services

     We have a web-based technology platform which is the foundation for our two product categories, which are (1) licensing our platform to intermediaries who serve retail investors as their customers, and (2) advertising from agencies and client direct on our online community StockHouse websites. The platform is architected based on integrated technologies, analytics, and financial content aimed at the retail investor. The platform uniquely delivers collaborative technologies and customer intelligence to help investors communicate with their trusted advisors and social networks.

Licensing and Subscriptions

     We have developed a proprietary financial platform consisting of financial analytics, aggregated third party financial content, user-generated content from our StockHouse community and collaborative technologies, which is licensed as a system to our clients. The clients for Financial Software and Content Systems come from many different industries, such as media, banking, stock brokerages, insurance and others. Potential clients are identified through lead generation activities including telemarketing, tradeshows and speaking events. Relationships are further established through our North American sales force. We provide the systems on a private-labeled basis.

     The financial applications present stock market data, news and other content that is served from Stockgroup’s web-based platform. Stockgroup receives raw feeds from various content vendors. Proprietary filters and analytics are applied in an effort to serve meaningful groupings of information to the various application products used by our licensed customers. Customers gain advantage in a number of ways:

  There is a reduction of cost and information technology complexity in having us transform raw feeds of market data into informative and actionable information;
  Our proprietary analytics and filters, along with a customized presentation layer, enable our customers to provide a unique online experience that is consistent with their brand and market differentiation; and
  StockStream and our portfolio management products include unique collaboration technologies that help financial institutions enhance advisor-client communications and increase customer retention.

     We are able to use economies of scale to provide a service that is efficiently delivered and customized at substantial cost savings over having the customer build and manage these systems internally. From a competitive standpoint, we provide premium quality data products, with proprietary filters, analytics and features that are aimed at helping financial institutions demonstrate competitive advantage and improve customer retention.

     We sell financial software and content systems through channel partners such as The Associated Press and The Canadian Press, and through our own direct sales team. These financial tools, applications and content systems cover the entire North American market including mutual funds, commodities and equities.

     We have built and maintain our proprietary data processing solution that aggregates the multiple feeds, translates and builds a common database infrastructure. Our system then cleans, filters and maintains the data for use by our various data-driven services. We have a sophisticated server and security system which runs this content/data management system. The data is streamed continuously in real time to our proprietary software applications and to our client websites, intranets, and desktops.

The following are just a few of our services delivered from our platform:

  StockStream™ Platinum – streaming real-time portfolio management;
  MarketStream™ – streaming real-time financial information for wireless devices;
  Real-time or delayed stock quotes on major U.S. and Canadian exchanges;
  Company Snapshot – fundamentals, chart, news and regulatory filings;
  Market Summary – daily major indices, stock market gainers, decliners, most actives;
  Mutual Funds Center – daily prices, performance and charts;
  Portfolio Management System – updating values, transaction handling, alert capabilities.

     Our Mobile Finance Division (MFD) specializes in the sale of a wireless service delivering financial market data, news, and limited analytics like charting and portfolio functionality. The financial data delivered is acquired from global information companies and is distributed through mobile devices, including pagers, Blackberry® and other mobile devices in its device delivery portfolio. This financial information has been delivered to non pager devices over the past two years under the name MarketStream™. Over the past few years, pager subscriptions have been declining as the demand for newer, more current, models of mobile devices have been made available and as a result MFD has been working to convert pager customers to the newer MarketStream™ product. The current customer base is located in North America and Europe and its customers are serviced primarily out of offices in Owings Mills, Maryland and London, UK.

     The business primarily serves leading wealth management, capital markets and advisory companies. These institutions and/or their employees purchase subscriptions to receive their products. The subscriptions, typically one year in length, consists of software downloaded to the users’ phone or mobile device and access to live streaming content. The prices for these subscriptions vary by number of end users subscribed and the type of streaming data selected. Sales have typically been obtained by targeting large financial institutions that have large numbers of traders and investment professionals who have a mission critical need for real-time financial market data and news. Sales are driven primarily by interest in the financial markets.

     In the operation of our recently acquired business, we will receive financial information from suppliers over the internet and deliver it to subscribers through our wireless platform and directly to client’s Blackberry® Enterprise Servers, which send financial information to corporate wireless devices. Adoption of mobile and smart phones continue to grow at a significant pace as investors and investment professionals use mobile devices to stay connected to the market when they are away from their desktops. Increasing numbers of people are using the Internet as a source of stock market information. As a result, financial content is becoming an expected standard offering for media and financial services companies. Customers, including brokerages, banks, large news websites and other media, are encountering competitive pressures to improve their financial content offerings. We believe that this market expansion continues to drive demand for the services provided by this mobile finance business.

® BlackBerry is the exclusive property and trademark of Research In Motion Limited. BlackBerry is registered with the U.S. Patent and Trademark Office and may be pending or registered in other countries.

Advertising Services

     We provide online disclosure and advertising services, mainly through our StockHouse website and related sites, to a wide range of companies. Our target advertising clients are advertising agencies, publicly traded companies and media buyers who need a cost-effective method of creating awareness of their company in the investment community. Client relationships are developed through outbound sales campaigns and inside inquiries. In addition, we sell subscriptions on our websites for our product StockStream and provide customers the ability to receive market data via this portal.

     The StockHouse media property offers content aggregation from hundreds of sources, a comprehensive equities database, and key syndicated message forums and blogs such as BullBoards™,. StockHouse and BullBoards offer advertising agencies and media buyers access to a high traffic site with targeted user demographics. We believe there will be ongoing growth in the advertising market and an increasing shift in advertisers’ use of the internet versus traditional media.

     Our client direct advertising solutions focus on high-impact press release dissemination, generating qualified investor leads, and maximizing the exposure that our customers have to the market. Some of the key solutions in this product suite include the following:

     Investor Marketplace (IMP), a web page which is actively marketed through advertising to draw readers, where companies can be featured online to prospective investors. Being featured on the IMP enables customers to advertise their name, profile and Internet link to a large investor audience that they may not otherwise be able to reach.

     E-mail Services sold under the names StockHouse NewsBlasts and NewsHotlines, which are purchased by our clients to help them disseminate their news releases and other information to a select list of investors. Our e-mail lists consist of subscribers who have opted to receive our mailings and confirmed their subscription on a subsequent e-mail follow-up, a process known as ‘double opt-in’. We take great care to ensure that recipients actually want the e-mails we send them.

     Sector Supplements, which are a spotlight feature on a certain industry sector, such as energy, mining, biotech or technology, are an effective exposure tool for companies. In a Sector Supplement investors are drawn to a website that features a select number of companies and contains industry-specific news and information. Investors who visit this website can view each of the featured companies’ profiles, request information or link directly to the client’s own website.

StockStream™

     Our StockStream product is a real-time, streaming portfolio manager designed for retail investors. Our most recent version of StockStream was released and launched in November 2006 and introduced increased functionality, including improved navigation, new layout format, research and screening abilities and portfolio performance including access to more real-time data. Our original version of StockStream was released in October 2005 and formally introduced in March 2006. StockStream is available through subscription on our websites or as a licensed product for financial institutions or finance-related media sites, under the name StockStream Platinum.

     The product gives investors the ability to track stocks, manage their portfolio, read news, blog and access other subscribed content. It uses RSS (Really Simple Syndication) technology to incorporate additional subscribed content feeds. It is the only portfolio management application that displays user-generated content from the StockHouse BullBoards™.

     Offered by the investment firm to its clients, a white-labeled version of StockStream supports the advisor's strategies to increase client retention and enhance client communications. In addition to providing quotes, market depth, charts, alerts, news and portfolio analysis, the product utilizes Stockgroup's collaboration technology to enable advisors and clients to simultaneously view the online portfolio as well as set alerts by the advisor for the client. Together they are able to discuss investment strategies and portfolio performance in a new way that deepens the advisor-client relationship. By encouraging clients to consolidate their investments in StockStream, financial institutions can gain valuable customer intelligence, including client assets and portfolio activity under management at other financial institutions.

MarketStream™

     The MarketStream™ service provides global real-time streaming access to security prices and volume, foreign exchange rates, futures, commodities, fixed income prices as well as news and charts. MarketStream™ provides users with a high degree of flexibility for content purchased in both detail and display. Customers purchase different data feeds of financial information depending on their individual needs. MarketStream™ subscriptions can be purchased on an individual or multi-seat basis. We believe that the MarketStream™ product has a competitive advantage in that it is a true streaming or “real time” product vs. other “polling” applications which update every one to three seconds. This functionality makes MarketStream™ an institutional grade product.

Competition

     Our competition includes direct competitors in online portfolio management and financial content products, as well as financial media sites that cater to active investors. Our key differentiators against competitors are the collaborative technologies that we serve through our platform, our product design strategy that adds functionality to meet the strategic needs of our intermediaries, and the user-generated content created by the investor community.

     The financial portal competitive landscape can be categorized into Major Financial Portals (Yahoo! Finance, MSN Money, CNN Money), News Sites (MarketWatch, Wall Street Journal Online), Financial Portals (MarketWatch, TheStreet) and Financial Portals with User-Generated Content (Motley Fool, Raging Bull, Investor Hub). Our competitors for our streaming data include IDC eSignal, Prophet.Net, and Globe Investor.

     We believe the landscape for financial sites is well established with very strong barriers to entry for new participants. In the user-generated content area, it is very difficult for new entrants as initial critical mass is a key driver of building more mass. We believe these factors have helped us be successful in Canada and give us a good base on which to expand our market share into the U.S.

Intellectual Property, Proprietary Rights and Domain Names

     We own the domain names www.stockhouse.com, www.stockhouse.ca, www.stockhhouse.au, www.stockgroup.com, www.smallcapcenter.com, www.investormarketplace.com, www.docupro.com, www.marketclip.com, www.pocketfutures.com, marketstreamlive.com, www.wirelessdatascreen.com, www.mobiquote.com and www.gotxt.com. We believe our ownership of these domain names gives us adequate protection over them and we intend to continue to keep them in our possession.

     We own trademarks for “StockHouse” and its related logos in the United States, Canada, the United Kingdom, Australia and Hong Kong. We own trademarks for “@ The Bell” in the United States, Australia and Hong Kong. “BullBoards” is trademarked in Canada and Australia and “Investors Click Here” is trademarked in the United States. “Futures Pagers & Design” is trademarked in the UK, “Mobibroker” and “Mobitrade” are trademarked in Europe and “Scrappy” and “scrappy pager” are trademarked in the US. “Wireless”, “Marketstream”, “FXAlert”, “Energypager”, EnergyAlert”, “Marketclip”, “marketclippplus” and “Mobiquote” are other MD related trademarks owned by Stockgroup. We may pursue or acquire other trademarks in the future.

     We protect our other intellectual property through a combination of trademark laws, trade secret laws and confidentiality agreements with our employees, customers, independent contractors, agents and vendors. We pursue the registration of our domain names, trademarks and service marks in the United States and internationally. Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which our services and products are made available online. We create some of our own content and obtain the balance of our content from third parties. It is possible that we could become subject to infringement actions based upon the content obtained from these third parties. In addition, others may use this content and we may be subject to claims from our licensors.

     We currently have no patents or patents pending and do not anticipate that patents will become a significant part of our intellectual property in the future. We enter into confidentiality agreements with our employees and independent consultants and have instituted procedures to control access to and distribution of our technology, documentation and other proprietary information and the proprietary information of others from whom we license content. The steps we take to protect our proprietary rights may not be adequate and third parties may infringe or misappropriate our trademarks, service marks and similar proprietary rights. In addition, other parties may assert claims of infringement of intellectual property or alter proprietary rights against us. The legal status of intellectual property on the Internet is currently subject to various uncertainties as legal precedents have not been set and are still to be determined in many areas of Internet law.

Regulatory Issues

     We are not subject to governmental regulation in our Internet publishing efforts, nor do we know of any pending legislation or regulation which may impose regulatory requirements on our Internet activities, or any other principal product or service we offer, other than privacy laws. We believe that we are in compliance in all material respects with all laws, rule, regulations and requirements that affect our business, and that compliance with such laws, rule, regulations and requirements does not impose a material impediment on our ability to conduct our business.

Product Development

     We believe that each new product in our pipeline is developed to meet the needs to our growing client base and remains centered upon helping investors create and manage their wealth. During the past two years, we have launched versions of our StockStream product for both our StockHouse and our licensing customers. Development conducted in 2006 was focused on the back-end architecture and customer facing design for StockStream. Our product development group, which is located in Vancouver, is responsible for the design, development and release or product enhancements, upgrades and new products. Research and development expenses were $683,776 in 2006 and $324,646 in 2005.

Equipment

     We have made an investment in servers and computer equipment required for our websites, streaming of data and hosting services. During the year we leased additional servers to support our increased business requirements and to build-out a back-up hosting site. We have dedicated staff assigned to maintenance and support of this equipment.

Employees

     In 2006, we added and filled key positions within our management and development teams to support the Company’s strategic growth initiatives. As of June 14, 2007, we employed 91 people on a full-time basis. None of our employees are subject to collective bargaining agreements. We have management agreements with our executive officers as further described in this prospectus under the section entitled “Item 10. Executive Compensation, under the heading Employment Contracts and Termination of Employment and Change-in-Control Arrangements.

Corporate Background of Stockgroup

     From 1995 to 1999 we operated a financial market publishing business and website aimed at public company clients. We used the funds from a public offering in the spring of 1999 to provide the foundation for the development and mass marketing of our services. In October 1999 we launched the website SmallCapCenter.com. At that time we believed that a subscription/ advertising model centering around small cap content was viable. While parts of this business model did not prove to be profitable, the exercise of building SmallCapCenter and its related investment tools gave us certain experience and skills, and a suite of service products to sell commercially. SmallCapCenter.com exists to this day.

     We entered the Financial Software and Content Systems market late in 2000 by licensing our proprietary financial tools, content and applications to customers who need to offer financial information to their customers or improve their content offering. We had access to an array of customers through our internal sales team as well as our channel partners. Our licensed content model is attractive to customers because it is a comprehensive and cost effective alternative to in-house development.

     From 2001 to 2002 we expanded our product suite to include Sector Supplements and automated investor relations Web page tools such as the IntegrateIR. We already had a public company customer base, so the transition into this area was a natural extension of our core competencies. We started to purchase the website and certain related assets to run the StockHouse brand in 2002 and completed this acquisition in 2004. This acquisition provided several key benefits to us including the addition of the StockHouse brand to our service offering and the integration of those assets into our business. For 2005 and 2006, we have continued to grow our financial media business and in January 2007 we made a significant purchase of a provider of wireless solutions as described below.

Available Information

     Our website is located at http://www.stockgroup.com. We are subject to the information and periodic reporting requirements of the Securities Act of 1934, as amended, (the “Exchange Act”) and, as such, we file reports, proxy statements and other information with the U.S. Securities and Exchange Commission (“SEC”). We are an electronic filer. We make available, free of charge, on our investor relations website under “Regulatory Filings” our Annual Reports on Form 10-KSB, Quarterly Reports on Form 10-QSB, Current Reports on Form 8-K and any amendments to those reports as soon as reasonably practicable after we electronically file or furnish such materials to the SEC. Alternatively, you may contact our Investor Relations department in writing for a copy of our Form 10-KSB.

     The public may read and copy any materials filed by us with the Security and Exchange Commission at the SEC’s Public Reference Room at 100 F Street N.E., Washington DC 20459. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The internet address of the site is http://www.sec.gov.

     In addition, as we are listed on the TSX Venture Exchange (“TSX-V”), we are subject to periodic reporting requirements set forth by the Ontario Securities Commission, which are substantially similar to those of the SEC. Such filings are available on our website and are also available on the Canadian Securities Administrators website, www.sedar.com.

     We are not required to deliver an annual report to our shareholders but will voluntarily send an annual report which includes our annual audited financial statements.

Reports to Security Holders

     We are not required to deliver an annual report to our shareholders but will voluntarily send an annual report, together with our annual audited financial statements. We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available to the public over the Internet at the SEC's website at http://www.sec.gov.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

     This following discussion and analysis should be read together with our Consolidated Financial Statements and notes thereto included herein and the information included under the caption "Risk Factors" beginning on page 6 of this document. Except for historical information, the following discussion contains forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations and intentions and our current beliefs regarding revenues we might earn if we are successful in implementing our business strategies. See "Special Note Regarding Forward-Looking Statements" for further information regarding forward-looking statements. Our actual results may differ materially from the results discussed in the forward-looking statements as a result of a number of factors, many of which are beyond our control, including those factors discussed under "Risk Factors" and other headings in this document, which could, among other things, cause the price of our common stock to fluctuate substantially.

     Our consolidated financial statements are stated in United States dollars and are prepared in accordance with United States generally accepted accounting principles. In this discussion, unless otherwise specified, all references to “common shares” refer to the common shares in our capital stock and the terms “we”, “us” and “our” mean Stockgroup Information Systems Inc., a Colorado corporation.

Overview

     Stockgroup is a leading financial media company focused on user-generated content and collaborative technologies. Our web-based platform consists of web-based financial analytics, aggregated third party financial content, user-generated content from our StockHouse community and collaborative technologies. On January 31, 2007, we acquired a division of TeleCommunication Systems, Inc., known as the Mobile Finance Division, or MFD. The acquired business specializes in the sale of wireless service delivering financial market data, news, and limited analytics like charting and portfolio functionality. Our business is further described under the caption “Description of Business” beginning on Page 18.

     The results of the MFD business from February 1, 2007 are included in the results for the three months ended March 31, 2007. Considering this acquisition, our historical results are not expected to be indicative of our future results. In addition, we will incur certain acquisition related charges in the future, the magnitude of which we have not experienced in the past.

Reclassification of Product and Service Classification

     Given our purchase of MFD, where the revenue stream focuses on providing subscriptions to mobile devices and access to real-time streaming data via our MarketStreamTM product, and also our increasing revenues from our StockStream Product, the Company determined that a more appropriate basis of presenting its enterprise revenues starting in 2007 was to allocate the revenue streams between “Licensing and Subscriptions” and “Advertising” revenues. This change results in the reclassification of our StockStream revenues from Advertising to Licensing and Subscriptions. All revenues from MFD are included in Licensing and Subscriptions revenues. Comparative figures for 2006 have been reclassified to conform to the current basis of presentation.

Critical Accounting Policies

     Our discussion and analysis of financial position is based on our consolidated financial statements, which are prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make certain estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We base our estimates on historical experience and various other assumptions that are believed to be reasonable based on the information available to us at the time, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily identifiable from other sources. Actual results may vary from these estimates.

     An accounting policy is considered to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimates are made, and if different estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur, could materially impact the financial statements. We believe the following critical accounting policies reflect the more significant estimates and assumptions used in the preparation of the consolidated financial statements.

  Revenue Recognition
  Allowance for Doubtful Accounts
  Contingencies and Litigation
  Stock-based Compensation
  Business Combinations
  Accounting for Income Taxes

     Revenue Recognition. Our revenues are generated from our Advertising Services and our Financial Software and Content Systems product lines. Advertising Services consists of web page tools, client advertising on our investment-oriented websites, e-mail services, sponsorships, subscriber fees for the StockStream and MarketStream products and other internet advertising services. Financial Software and Content Systems services consist of managing, licensing, and delivering financial market information and are generally sold under service agreements, which are typically for 24-month terms. These services are recognized as services are delivered or pro-rata over the term of the contract. These services are sold either individually or bundled together into comprehensive programs.

     While the majority of our revenue transactions contain standard business terms and conditions, there are certain transactions that contain non-standard business terms and conditions. In addition, we have certain sales transactions that involve multiple element arrangements (arrangements with more than one deliverable) that may include set up fees, implementation and content integration. These non-standard contracts may require additional interpretation or judgment. In order to determine the appropriate accounting for the recognition of revenues we interpret: (i) if an arrangement exists; (ii) how the arrangement consideration should be allocated among potential multiple elements; (iii) when to recognize revenue on the deliverables based on when delivery has occurred; (iv) if the fee is fixed or determinable; and (v) whether we believe collectibility is reasonably assured at the time of recognition based on our evaluation of creditworthiness of our customers.

     We recognize certain of our advertising revenues based on the number of page views delivered to a customer. We obtain these page view reports from our Ad servers, and recognize revenue based on delivery of these page views in accordance with the pricing set forth in each agreement. In the event that our customers indicate that a different page view count has been delivered, it may impact our revenues. Revenue from subscriber service fees is recognized in the period earned.

     Many of our Financial Web Services contracts contain service level agreements which specify minimum service standards and remedies, such as billing reductions, for deficiency of service. In the case of an interruption of service, we make estimates as the amount of revenue which will require reversal, if any, based specifically on requests from our customers to compensate them for the service level deficiency.

     Changes in judgments on these assumptions and estimates could materially impact the timing or amount of revenue recognition. Payments received in advance of services provided, including deposits, are recorded as deferred revenue.

     Allowance for Doubtful Accounts. We make judgments as to our ability to collect outstanding receivables and provide allowances for a portion of accounts receivable when we have estimated that collection is doubtful. We make provisions based upon a specific review of all outstanding invoices over 90 days. Provisions are generally made for all accounts over 90 days, with certain exceptions based on the nature of the client or where special arrangements are agreed to with the customer. In some cases an allowance is made before 90 days if we have reasonable belief that the collection of the account is doubtful.

     Contingencies and Litigation. We evaluate contingent liabilities, including threatened or pending litigation; costs associated the purchase of trade-marked and copy-written data; and other matters in accordance with FAS No. 5, “Accounting for Contingencies”. We assess the likelihood of any adverse judgments or outcomes to these contingencies as well as potential ranges of probable losses. We record reserves accordingly based on the information we have available at the time of assessment. We currently have a reserve for potential costs attributable to data feed costs. The advancement in technologies and increased sophistication of systems is resulting in increased scrutiny of data and costs. While we attempt to stay current with all vendors, a change in this estimate may impact cost of revenues. The amounts of the estimated reserve, if any, may change in future periods due to new developments in each matter or changes in approach to a matter such as a change in settlement strategy.

     Stock-Based Compensation. In 2006 we began accounting for stock options under the provisions of FAS No. 123R “Share-Based Payment” (“FAS 123R”), which requires the recognition of the fair value of stock-based compensation. Under the fair value recognition provisions for FAS 123R, stock-based compensation cost is estimated at the grant date based on the fair value of the awards expected to vest and recognized as expense ratably over the requisite service period of the award. We have used the Black-Scholes valuation model to estimate fair value of our stock-based awards which requires various judgmental assumptions including estimating share price volatility and expected life. In addition, we consider many factors when estimating expected life, including types of awards and historical experience. If any of the assumptions used in the Black-Scholes valuation model change significantly, stock-based compensation expense may differ materially in the future from that recorded in the current period.

     We adopted FAS 123R using the modified-prospective method which requires the application of the accounting standard as of January 1, 2006. In accordance with the modified-prospective method, the consolidated financial statements for the year ended 2005 have not been restated to reflect, and do not include, the impact of FAS 123R.

     Business Combinations. Business combinations are accounted for in accordance with FAS No. 141, “Business Combinations” (“FAS 141”), which requires the purchase method of accounting for business combinations be followed. In accordance with FAS 141, we allocate the purchase price of our business combination to the tangible assets, liabilities and intangible assets acquired, including in-process research and development, based on their estimated fair values. FAS 141 requires that we determine the recognition of intangible assets based on specified criteria. The excess purchase price over those fair values, if any, is recorded as goodwill.

     We must make valuations that require significant estimates and assumptions, especially related to intangible assets. Our estimates of fair value are based upon assumptions we believe to be reasonable, but which are inherently uncertain and unpredictable, and as a result, actual results may differ from estimates.

     Accounting for Income Taxes. We account for our income taxes in accordance with FAS No. 109, “Accounting for Income Taxes” and related interpretations. Even though we are in a consolidated loss position, determining the provision of income tax expense, income tax liabilities, and deferred tax assets, including the valuation allowance related to deferred tax assets, involves judgment. In addition, tax interpretations, regulations and legislations are continually changing. Tax exposures can involve complex issues and may require an extended period to resolve.

     On July 13, 2006, the FASB issued Interpretation No. 48 “Accounting for Uncertainty in Income Taxes – An Interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a Company’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes” and prescribes a recognition threshold and measurement attributes for financial statement disclosure of tax positions taken or expected to be taken on a tax return. Under FIN 48, the impact of an uncertain income tax position on the income tax return must be recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Additionally, FIN 48 provides guidance on de-recognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition.

     The Company adopted the provisions of FIN 48 commencing January 1, 2007. There were no unrecognized tax benefits as of the date of adoption. As a result of the implementation of FIN 48, the Company did not recognize any liabilities for unrecognized tax benefits. In addition, upon the adoption of FIN 48, the Company did not have any accrual for interest or penalties. In the event that the Company recognizes interest accrued related to unrecognized tax benefits, it will be recorded in interest expense. Any penalties will be recorded in general and administrative expense.

     The Company is subject to taxation in the United States, Canada and various local and other foreign jurisdictions. The Company is currently open to audit under the statute of limitations by the Internal Revenue Service for years ended December 31, 2003 through 2006, and by the Canadian Customs and Revenue Agency for years ended December 31, 2002 through 2006. Certain areas are open to audit for years ended December 31, 1999 onward.

Results of Operations

Fiscal Years ended December 31, 2006 and December 31, 2005

Revenues (Thousands of U.S. Dollars)	Years Ended
	December 31,
	2006	2005	Change $	Change %
Licensing and Subscriptions	$3,917	$2,982	$935	31%
Advertising	3,849	3,118	731	23%
Total revenues	$7,766	$6,100	$1,666	27%

     In 2005 and 2006, our revenues were derived from customers located in North America.

Licensing and Subscriptions

     Licensing and subscriptions revenues increased by 31% in 2006 from 2005, and represented 50% of total revenues in 2006 compared to 49% in 2005. The absolute dollar growth is attributable to additional revenues for new monthly agreements signed in the period, the renewal of existing agreements and the expansion of both new and existing services to current clients.

Advertising

     Advertising revenues include advertising on our StockHouse websites and our online disclosure and advertising specialty services. The Advertising Services product category also includes fees charged on subscription for our StockStreamTM product. The StockHouse brand name and the functionality of StockHouse.com and StockHouse.ca websites, including our StockHouse Blogs, provide us with a link to the investment community. The StockHouse website allows us to provide a range of advertising services for our clients where they gain exposure to an affluent group of consumers. We believe that there continues to be an increased market size for online advertising in general and that there is a greater demand among companies for highly targeted advertising to the investment community, which has enabled us to extract greater returns for our advertising inventory over time.

     Advertising revenues increased by 23% in 2006 from 2005, and represented 50% of total revenues in 2006 compared to 51% in 2005. Advertising services revenues have increased as the result of the mix of additional customers purchasing advertising and the amount of advertising purchased by customers. We have continued to target new advertising markets throughout the year and have signed strategic deals with certain customers for the delivery of our ad inventory. We provide online advertising services to a wide range of companies. The revenues are dependent on the stock market and can fluctuate from period to period dependent on the nature of services sold. We anticipate that overall our client base will continue to grow in future periods.

Seasonality

     We traditionally see a slowdown in our third quarter of each year and a rebound in our fourth quarter in our advertising revenues. This is due to activity in the financial markets during these periods. While we reported more total revenues in the three months ended September 30, 2006 than in each of the prior two quarters of 2006, we believe that there is seasonality in our business. We believe that our revenues in the third quarter of 2006 were higher despite the seasonality as a result of the continued growth of several of our revenue streams on a quarter-over-quarter basis resulting from the investment in our business in the first half of fiscal 2006. Our revenues for the fourth quarter of 2006 were higher than any other quarter in the history of the Company.

Operating Costs and Expenses (Thousands of U.S. Dollars)

	Years Ended
	December 31,
	2006	2005	Change $	Change %
Cost of revenues
(exclusive of amortization)	$2,259	$1,459	$800	55%
Sales and marketing	3,041	2,111	930	44%
Research and development	684	325	359	111%
General and administrative	2,621	2,263	358	16%
Total operating costs and expenses	$8,605	$6,158	$2,447	40%

     Total operating costs and expenses increased by 40% in 2006 from 2005, and increased to 111% of total revenues in 2006 from 101% in 2005. The decrease in operating margin was driven by the growth of and investment in all departments within our business, many of which do not generate revenues directly such as research and development and general and administrative. We expect that total operating expenses will continue to increase as we expand our business, including our product line, sales, marketing team and infrastructure.

Cost of revenues

     Our cost of revenues includes costs associated with bandwidth, data feeds and exchange fees and other direct product costs. Total costs of revenues increased by 55% in 2006 from 2005, and increased to 29% of total revenues in 2006 from 24% in 2005. Bandwidth costs increased 19% and data feeds and exchange fees increased by 60% in 2006 over 2005.

     Generally, bandwidth costs are correlated with changes in our traffic levels of StockHouse and the number of customers to which we license our platform. Increased traffic, as we experienced in 2006 over 2005, results in additional costs and expanded bandwidth requirements. Although late in 2006 we achieved some cost savings as the result of negotiation with suppliers to reduce these costs, the overall costs for 2006 increased as the result of our co-location agreement with a data provider. This agreement provides for the hosting of a back-up site for our servers. We anticipate that bandwidth costs will increase in 2007 as we require additional bandwidth to support our customers growing needs. In addition, the costs associated with maintaining a back-up site which was built in late 2006, will also increase.

     Costs associated with providing data feeds and exchange fees to our customers have increased year over year as data feed providers, including vendors and stock exchanges, have required purchasers of data to remit new user fees and older data contracts have more expensive fees. The number of clients to which we provide data has increased in 2006 resulting in additional costs. In 2006, we entered into an agreement with a data provider for the delivery of market data. We have incurred costs associated with this agreement in addition to costs from our previous primary provider. We expect that data feed and exchange fees will increase as our customer base and their data requirements increase.

Sales and Marketing

     Sales and marketing expenses increased by 44% in 2006 from 2005, and increased to 39% of total revenues in 2006 from 35% in 2005. During 2006, we hired a Vice President of Sales to oversee our sales organization and began to ramp up our licensing sales team in New York and our Advertising sales team in Toronto. Administrative costs, including rent, associated with employees in other jurisdictions have increased in 2006 as we expand our sales force in North America. In addition, we increased our spending on marketing activities such as our thought leadership events and our launch of our latest version of StockStream. Over 80% of the increase in costs relates to costs associated with payroll and commissions as our headcount increases and our revenues grow. Stock-based compensation attributable to sales and marketing employees was $41,547 in 2006 (2005 - $nil).

Research and Development

     Research and development expenses increased by 111% in 2006 from 2005, and increased to 9% of total revenues in 2006 from 5% in 2005. In 2006, the majority of our development efforts related to the next generation of our portfolio management solution, StockStream, which we launched at the end of 2006. In addition, we commenced development work related to the configuration of our new primary data feed, which we anticipate will improve the quality of our data while reducing costs. In 2005, the majority of our development efforts related to the first version of StockStream. For both 2006 and 2005, our activities also included adding functionality to our suite of products. Approximately 80% of research and development costs relate to payroll related expenses and overhead costs in the support of our development team. We doubled the size of this team during 2006. Stock-based compensation attributable to research and development employees was $9,276 in 2006 (2005 - $nil). We believe that research and development costs will continue to increase in 2007 as we continue to invest in developing our platform, including the next generation of our StockHouse websites.

General and Administrative

     General and administrative expenses increased by 16% in 2006 from 2005, and decreased to 34% of total revenues in 2006 from 37% in 2005. During 2005, the amortization of StockHouse assets represented 3% of revenue compared with 0% for 2006.

The primary changes in general and administrative expense are as follows:

  Costs associated with payroll and the payment of consultants range between 55% and 65% in any given period dependent on the number of employees and the use of consultants for special projects. We continued to add headcount during 2006, many of which were at a higher costs base, which resulted in additional costs.

  We believe that costs will continue to increase as we prepare to comply with the internal control reporting requirements provided by Section 404 of the Sarbanes-Oxley Act.

  Stock-based compensation expense was $70,134 for 2006 and $41,977 for 2005.

Offsetting these expenses were $23,902 of foreign exchange gains in 2006 compared with $14,601 of foreign exchange gains in 2005.

Interest and other income (expense) (Thousands of U.S. Dollars)

	Years Ended
	December 31,
	2006	2005	Change $	Change %
Interest income	$65	$36	$29	81%
Interest expense	(22)	(7)	(15)	214%
Other income (expense)	9	(1)	10	1000%
Total interest and other income (expense)	$52	$28	$24	86%

     We earn interest income on cash we hold in term deposits, which are held in major banks. Both the average amount deposited in term instruments and the average interest rate increased in 2006 over 2005, resulting in the increase in interest income. The majority of interest expense for both 2006 and 2005 represents interest charged on capital lease obligations. The increase is the result of the additional capital lease obligations we entered into during 2006. Other income is non-recurring.

Three Months ended March 31, 2007 and March 31, 2006

Revenues (Thousands of U.S. Dollars)	Three Months Ended
	March 31,
	2007	2006
Licensing and Subscriptions	$2,175	$921
Advertising	925	883
Total revenues	$3,100	$1,804

     Historically, the majority of our revenues were derived from customers located in North America. Commencing in February 1, 2007, we conduct business in the United Kingdom, Spain and Benelux and our European revenues approximate 16% of total revenues.

Licensing and Subscriptions

     Licensing and Subscriptions revenues increased by 136% in the three months ended March 31, 2007 from the three months ended March 31, 2006. This increase is primarily attributable to our acquisition of MFD and the addition of those revenues. The majority of these revenues represent pager subscription services. In addition, we increased our historical revenue stream by 22% over the same period last year. We have continued to sign new agreements to sell our StockStream Platinum product to our institutional customers, renew existing agreements and to continue to add services for our new and existing clients.

Advertising

     Advertising revenues included advertising on our StockHouse website and our online disclosure and advertising specialty services. Advertising revenues increased by 5% in the three months ended March 31, 2007 from the three months ended March 31, 2006. Revenues are dependent on the stock market and can fluctuate from period to period dependent on the nature of services sold, including the mix of customers purchasing advertising and the amount of advertising purchased by customers. This revenue category was not impacted by our acquisition of MFD.

Seasonality

     We traditionally see a slow down in our first and third quarter of each year in our advertising revenues. This is due to lower activity in the financial markets and weaker advertising spend after the Christmas holiday period. Typically our fourth quarter is our strongest quarter due to increased industry activity and consumer advertising.

Operating Costs and Expenses

	Three Months Ended
	March 31,
	2007	2006
Cost of revenues (exclusive of amortization)	$1,270	$520
Sales and marketing	1,093	776
Research and development	285	129
General and administrative	1,015	504
Total operating costs and expenses	$3,663	$1,929

     Total operating costs and expenses increased by 90% to $3,663,000 for the three months ended March 31, 2007 from $1,929,000 for the three months ended March 31, 2006. The majority of the increase is attributable to the two months of operational costs associated with our MFD business. We expect that total operating expenses will continue to increase as we expand our business, continue to integrate the MFD business into our historical operations, and expand our product line, headcount and infrastructure.

     Total operating expenses as a percentage of total revenues increased by 11% for the three months ended March 31, 2007, from the three months ended March 31, 2006. The majority of this increase is attributable to the higher costs of our acquired business compared to our historical business. During this quarter there was a concerted focus to increase headcount to support research and development and overall growth. Payroll and associated costs for these employees have contributed to our costs.

Cost of revenues

     Costs of revenues increased by 144% to $1,270,000 for the three months ended March 31, 2007, from $520,000 for the three months ended March 31, 2006. The majority of the increase is attributable to the costs for data feeds and airtime associated with the acquisition of MFD. The costs associated with providing streaming data to customers are very similar to those of our historical business. During the quarter we have added additional bandwidth in order to accommodate the increased volume to meet our increased customer demands, for the use of all of our products. We continue to incur costs from three primary data sources to support our historical and acquired business which was not the case in the three months ended March 31, 2006. We are working to eliminate one data source.

Sales and Marketing

     Sales and marketing expenses increased by 41% to $1,093,000 for the three months ended March 31, 2007, from $776,000 for the three months ended March 31, 2006. The acquisition of MFD resulted in additional sales personal in Maryland, New York and Europe, and the costs associated with those individuals. In addition, since the first quarter of 2006 we have continued to increase headcount in both our sales and marketing teams, including key personnel, which have resulted in additional costs year-over-year.

     As a percentage of total revenues, sales and marketing expenses decreased by 8% for the three months ended March 31, 2007 over the comparative period which is due to a lower cost model of our acquired business for this category.

     Stock-based compensation expense was $5,000 and $12,000 for the three months ended March 31, 2007 and 2006, respectively.

Research and development

     Research and development expenses increased by 121% to $285,000 for the three months ended March 31, 2007, from $129,000 for the three months ended March 31, 2006. The costs for research and development associated with our purchase of MFD are minimal. The majority of the increase results for the addition of 12 employees to the research and development and quality assurance teams in the quarter. In addition, during the first quarter of 2006 we had not commenced development work related to the configuration of our new primary data feed, which we continue to incur in the first quarter of 2007. During 2007, we are continuing to invest in developing our platform, including the next generation of our StockHouse websites.

     Stock-based compensation expense was $3,000 and $2,000 for the three months ended March 31, 2007 and 2006, respectively.

General and Administrative

     General and administrative expenses increased by 101% to $1,015,000 for the three months ended March 31, 2007, from $504,000 for the three months ended March 31, 2006. General and administrative expenses as a percentage of revenues increased to 33% for the three months ended March 31, 2007, from 28% for the three months period ended March 31, 2006. The majority of the increase is attributable to the addition of costs associated with the MFD business. As we expand our business we expect to incur additional costs associated with being an international entity.

     The majority of costs are associated with payroll and the payment of consultants. Since the first quarter of 2006, the addition of in-house human resources and legal functions has resulted in increased costs. In addition, costs associated with travel and promotion of our business has increased during the quarter. We were negatively impacted by fluctuations in the exchange rates during the three months ended March 31, 2007, recording expense of $33,000 in the period. During the three months ended March 31, 2006 we recorded an offset to expense of $92,000, an effective $125,000 increase in expense.

     Non-cash items such as amortization of capital assets have increased to $101,000 for the three months ended March 31, 2007 from $48,000 for the three months ended March 31, 2006. Stock-based compensation expense increased to $26,000 for the three months ended March 31, 2007 from $11,000 for the three months ended March 31, 2006.

Interest and other income (expense)
	Three Months Ended
	March 31,
	2007	2006
Interest income	$13	$13
Interest expense	(6)	(3)
Total interest and other income (expense)	$7	$10

     We earn interest income on our cash and cash equivalents, which are held in major banks in either interest bearing accounts or term deposits. The costs associated with operating our business and also the additional costs associated with the acquisition, resulted in a lower balance in our term deposits than at March 31, 2006. The majority of interest expense represents interest charged on capital lease obligations. The increase is indicative of capital lease obligations, most of which were added in the second quarter of 2006.

Liquidity and Capital Resources

Fiscal Years ended December 31, 2006 and December 31, 2005

     Cash and cash equivalents totaled $2,013 at December 31, 2006, a decrease of $44 from December 31, 2005.

(Thousands of U.S. Dollars)	Years Ended December 31
	2006	2005
Cash (used in) provided by operating activities	$(290)	$555
Cash used in investing activities	(156)	(166)
Cash provided by (used in) financing activities	402	(169)
Net (decrease) increase in cash and cash equivalents	$(44)	$220

     Historically, our principal source of liquidity has been our operating cash flow, revenues collected in advance and the extension in timing of the payment of our liabilities. While not historically large, we received proceeds on the exercise of stock options of $189,594 in 2006. In 2006, we closed a restricted non-brokered private placement which contributed $342,602 to our cash and cash equivalents balance.

Operating Activities

     During 2006, we used more cash than we generated from operations primarily resulting from: deferred revenues of $129,291 resulting from increased deposits received on new sales activities; accounts payable of $15,845 due to payment timing of invoices; accrued compensation of $17,989 related to amounts accrued but not yet paid; and accrued liabilities of $105,730 associated with additional estimated costs in operating our business. The most significant reason for the swing from 2005 is the result of our increased net loss position in 2006.

     The net increase in accounts receivable during 2006 was primarily due to higher revenue during the fourth quarter of 2006 which had not been collected at year end. Days sales outstanding for December 31, 2006 and 2005 remained constant at 41 days. Our advertising services revenues generally take over 60 days to collect as our channel partners remit payment only after they receive payment.

Investing Activities

     Net cash of $155,734 used in 2006, was the result of capital asset purchases in the period, primarily related to computer software and hardware. In addition, we entered into four capital lease agreements in 2006 for computer equipment, primarily network servers for approximately $192,000. The cash impact of the repayment of these leases is recorded as a financing activity.

     Net cash of $166,241 used in 2005, was the result of capital asset purchases in the period, related to computer equipment, computer software and leasehold improvements for our Vancouver office. In addition, we started to enter into capital lease agreements in 2005 for computer equipment, primarily network servers for approximately $160,000. All of our capital leases have terms which range from two to five years.

Financing Activities

     Net cash provided by financing activities of $401,620 in 2006, was the result of: net cash of $342,602 from a restricted non-brokered private placement of 1,166,667 shares which closed on September 26, 2006, cash received of $189,594 on the exercise of 761,400 stock options, offset by cash paid to repurchase common stock of $27,333 and cash paid on the repayment of capital lease obligations of $103,243.

     Net cash used in financing activities of $169,124 in 2005, was attributable to: the repurchase of our common stock for cash of $214,490; the issuance of common shares under our stock option plans for cash of $24,538; and cash received on the exercise of warrants of $41,920. During 2006, there were no warrants outstanding prior to the September 2006 private placement, and no warrants were exercised in 2006. We do not currently have an approved stock repurchase plan. We expect the monies received from the exercise of stock options will vary as we cannot predict when our employees will exercise their stock options.

Three Months ended March 31, 2007 and March 31, 2006

     Cash and cash equivalents totaled $2,130,000 at March 31, 2007, an increase of $117,000 from December 31, 2006.

(Thousands of U.S. Dollars)	Three Months Ended
	March 31,
	2007	2006
Cash provided by operating activities	$278	$109
Cash used in investing activities	(160)	(48)
Cash used in financing activities	(1)	(47)
Net increase in cash and cash equivalents	$117	$14

     Historically, our principal source of liquidity has been our operating cash flow, fees collected in advance and the extension in timing of the payment of our liabilities. During the three months ended March 31, 2007, we completed the acquisition of MFD. While we issued 1,500,000 restricted common shares for this purchase, versus cash, the purchase agreement called for the assumption of a significant level of liabilities. While we assumed accounts receivable balances, the collection of these balances has been slow given the transition which has resulted in a net cash outflow from operations from the acquired business.

Operating Activities

     During the three months ended March 31, 2007, we generated more cash than we used from operations primarily resulting from: collections of receivables and the delay in payment the accounts payable balances given the transition of the Company, which were offset by a use of cash for prepaid and other current assets which relate mostly to the payment of annual fees.

     The source of cash for accounts receivable was the result of the collection of amounts from our record revenues in the fourth quarter of 2006 and the collection of a certain amount of the accounts receivable we purchased from MFD. Day sales outstanding at March 31, 2007 were 69 days. Days sales outstanding at December 31, 2006 were 41 days and represented only our historical business. We have seen a substantial increase in our days sales outstanding as a result of the acquisition of MFD. The collection of these balances has been slow given the transition. We are making efforts to reduce the receivables to our more historical levels.

Investing Activities

     Net cash used of $160,000 in the three months ended March 31, 2007 was the result of $26,000 of capital asset purchases in the period, primarily related to computer equipment, and $134,000 of acquisition costs paid related to our acquisition of MFD. In addition, during the three months ended March 31, 2007 we leased network servers for approximately $70,000. The cash impact of the repayment of capital leases is recorded as a financing activity. During the three months ended March 31, 2006, $48,000 cash used was the result of capital asset purchases in the period, primarily related to computer equipment.

Financing Activities

     Net cash used in financing activities of $1,000 in the three months ended March 31, 2007, was the result of cash received on the exercise of stock options of $38,000, offset by cash paid on the repayment of capital lease obligations of $39,000.

     Net cash used in financing activities of $47,000 in the three months ended March 31, 2006 was attributable to: the repurchase of our common stock for cash of $28,000 and the cash paid on the repayment of capital lease obligations of $19,000.

Future Liquidity Requirements

     Changes in the demand for our products and services, and those of our recently acquired business, could impact our operating cash flow. We believe that our cash and cash equivalents will be sufficient to meet our consolidated requirements for the next 12 months, including but not limited to working capital, capital expenditures, contractual cash commitments, and the costs associated with the integration of MFD into our business. There is a risk that our current cash and cash equivalents may not be adequate for our long term needs, in which case we would need to raise additional financing through equity or debt issues. On May 15, 2007, we completed a private placement financing whereby 3.333,334 million shares were issued at CAD$1.50 (US$1.35) per shares for gross proceeds of CAD$5,000,001 (approximately US$4,500,000 dollars). We paid underwriter fees equal to CAD $300,000 and issued 200,000 warrants to the underwriters exercisable for one common share with CAD $1.50 per share expiring May 15, 2008. If the underwriters elect to exercise their warrants we will receive additional proceeds up to CAD $300,000. We can give no assurance that we will be successful in raising a sufficient amount of additional capital or in internally generating a sufficient amount of capital to meet our long-term requirements, or even if we can raise additional capital, that we can do so on terms that are commercially reasonable. We do not expect to declare or pay any cash dividends in the foreseeable future.

     On May 8, 2007, we closed an acquisition for the purchase of intellectual property, software codes, customer contracts and other assets from Semotus Solutions Inc. The purchase price is an all cash transaction, with total cash consideration payable of up to $350,000. We paid $150,000 of the purchase price on May 9, 2007. The remainder is payable at a rate of 30% of monthly gross revenues earned from customer contracts purchased from Semotus until the remaining $200,000 of the purchase price is fully paid or within two years whichever occurs first. If the gross revenues fall below 75% within the first six months post close, the amount payable monthly would decrease to 15% of monthly gross revenues. Furthermore, should monthly gross revenues fall below $15,000 per month at any time; the purchase price will be deemed paid in full.

Contractual Obligations

     Our cash flow from operations is dependent on a number of factors, including fluctuations in operating results, accounts receivable collections and the timing of other payments. The impact of contractual obligations on our liquidity and capital resources should be analyzed in conjunction with such factors. The following table summarizes our contractual obligations as of March 31, 2007. The following excludes any commitments we have assumed related to our recent business acquisition which are approximately $270,000 of additional commitments in 2007 and 2008 for operating lease commitments for the leases we assumed in our acquisition for our new offices in Maryland and London.

		Payments Due by Period
(Thousands of U.S. Dollars)		Within 1			More Than
	Total	Year	2 – 3 Years	4 – 5 Years	5 Years
Operating leases	$1,925	$320	$601	$611	$393
Capital leases	209	121	87	-	-
Data provider commitment	1,219	372	782	65	-
Total contractual cash obligations	$3,353	$813	$1,470	$676	$393

     During 2006, we entered into two new office space lease agreements, the most material of which related to the renewal of our Vancouver lease, which was renewed for an additional 6 years commencing on April 1, 2007. Our operating leases expire at various times to March 2013. We also lease certain computer equipment, mainly servers, under capital leases. Of the total amount of capital lease payments above, approximately $21,000 relates to interest payments due in future years.

     In 2006, we entered into an agreement with a data provider for delivery of market data used for our services. The agreement expires in March 2010, with an option to renew for an additional 12 months at then applicable rates. In addition, we entered into a hosting and connectivity agreement for our back-up site at an approximate cost of $13,000 per month.

Accounting For and Disclosure of Guarantees

     From time-to-time we enter into certain types of contracts that require us to indemnify the other parties to the contract against claims against them by third parties. These contracts primarily relate to: (i) service agreements, under which we may be required to indemnify clients for liabilities relating to data transmission and dissemination; (ii) certain agreements with our officers, directors, employees and third parties, under which the we may be required to indemnify such persons for liabilities arising out of their relationship with us or the performance of their duties for us.

     We regularly enter into service level agreements with clients, under which we guarantee consistent streaming of data within certain pre-defined tolerances. The terms of these obligations vary and are not generally limited in amount, so it is not possible to express the amount at risk in dollars. Historically, we have not been required to make significant payments on account of these obligations and accordingly, we have not recorded any liability for obligations of this nature on our balance sheet as of March 31, 2007, December 31, 2006 and December 31, 2005. The Company carries coverage under certain insurance policies to protect itself in the case of any unexpected liability; however, this coverage may not be sufficient.

Off-Balance Sheet Arrangements

     We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Recent Accounting Pronouncements

     In September 2006, the FASB issued FAS No. 157 “Fair Value Measurements”, which defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years, and is applicable to us beginning in the first quarter of 2008. We are currently evaluating the impact of FAS 157 on our financial statements.

     In February 2007, the FASB issued FAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of FASB Statement No. 115”, (“FAS 159”) which permits entities to choose to measure many financial instruments and certain other items at fair value at specified election dates. A business entity is required to report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. This statement is expected to expand the use of fair value measurement. FAS 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years, and is applicable to us beginning in the first quarter of 2008. We are currently evaluating the impact of FAS 159 on our financial statements.

     In September 2006, the SEC issued Staff Accounting Bulletin No. 108, Section N to Topic 1, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”). SAB 108 requires the evaluation of prior-year misstatements using both the balance sheet approach and the income statement approach. In the initial year of adoption, should either approach result in quantifying an error that is material in light of quantitative and qualitative factors, SAB 108 guidance allows for a one-time cumulative-effect adjustment to beginning retained earnings. In years subsequent to adoption, previously undetected misstatements deemed material shall result in the restatement of previously issued financial statements in accordance with FAS No. 154, “Accounting Changes and Error Corrections,” a replacement of APB Opinion No. 20, “Accounting Changes,” and Statement No. 3, “Reporting Accounting Changes in Interim Financial Statements.” SAB 108 is effective for us for the year ended December 31, 2006. The implementation of SAB 108 did not have any impact on our financial statements.

DESCRIPTION OF PROPERTY

     Our corporate offices are composed of one floor of leased space located in Vancouver, British Columbia, Canada, approximately 9,475 square feet for a total of CAD$170,550/month rent. We also lease premises for a sales office in each of Toronto (approximately 2,050 square feet and CAD$17,425.00/month rent) and New York, NY, where rent is $4,800/month. In addition, as the result of our January 2007 acquisition, we assumed leases in Owings Mills, Maryland which is approximately 678 square feet and $2,000/month and London, United Kingdom, a 5000 square foot space, where annual rent and rates for the UK lease is 154,000 GBP (approximately USD$300,000) of which 50% (approximately US$150,000) will be reimbursed as part of the agreement when we purchased TeleCommunication Systems, Inc. All of our premises are in good condition and we expect that they will meet our needs for at least the next twelve months.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, DIRECTOR INDEPENDENCE

     During our last fiscal year and except as disclosed below, none of the following persons has had any direct or indirect material interest in any transaction worth more than $120,000 to which our company was or is a party, or in any proposed transaction to which our company proposes to be a party:

(a)	any director or officer of our company;

(b)	any proposed director of officer of our company;

(c)	any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to our common stock; or,

(d)	any member of the immediate family of any of the foregoing persons (including a spouse, parents, children, siblings, and in-laws).

Board Meetings and Committees, Director Independence

     During the fiscal year ended December 31, 2006, our Board held 9 meetings. A majority of the directors required to establish a quorum were present at all meetings either in person or by teleconference. The Board of directors had three (3) standing committees during the year: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
David Caddey*	Lee deBoer*	Patrick Spain*
Stephen Zacharias	David Caddey	Lee deBoer
Leslie Landes	Patrick Spain	Leslie Landes
Thomas Baker

*Chair of Committee

Audit Committee

     Our Audit Committee currently consists of David Caddey, Stephen Zacharias and Leslie Landes. The Audit Committee is governed by a written charter, which can be viewed at www.stockgroup.com under Investors/Corporate Governance. The information contained on our website does not form a part of this prospectus. Each of the members of our Audit Committee is independent, as that term is defined by Rule 4200(a) (15) of the National Association of Securities Dealers' listing standards. Mr. Zacharias is our “Audit Committee financial expert” as defined by the rules of the SEC. The function of the Audit Committee is to review and approve the scope of audit procedures employed by our independent auditors and to review the results of our independent auditors' examination, the scope of audits, our independent auditors' opinions on the adequacy of internal controls and quality of financial reporting, and our Corporation's accounting and reporting principles, policies and practices, as well as our accounting, financial and operating controls. The Audit Committee also reports to our Board with respect to such matters and recommends the selection of independent auditors. During the fiscal year ended December 31, 2006, the Audit Committee met 6 times. The Audit Committee members are able to attend meetings either in person or by teleconference.

Report of the Audit Committee

The following report concerns the Audit Committee's activities regarding oversight of our Corporation's financial reporting and auditing process. For the year ended December 31, 2006, the Audit Committee has:

(1)	reviewed and discussed the audited consolidated financial statements with our Corporation's management;

(2)

discussed with the independent accountants the matters described in Statement of Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants;

(3)

received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 Independence Discussions with Audit Committees, as amended, and has discussed with the independent accountants their independence; and

(4)

recommended to our Board of Directors that the audited financial statements be included in our Corporation's Annual Report on Form 10-KSB for the period ended December 31, 2006, based on the review and discussions referred to above.

Compensation Committee

Our Compensation Committee includes Lee deBoer, David Caddey, Patrick Spain and Thomas Baker and is governed by a written charter which can be viewed at www.stockgroup.com. The information contained on our website does not form a part of this prospectus. The Compensation Committee met three times during the fiscal year ended December 31, 2006. The Compensation Committee's duties include developing policies that are designed to offer competitive compensation opportunities for our executive officers, which are based on personal performance, individual initiative and achievement, as well as assisting in attracting and retaining qualified executives. The Compensation Committee also endorses the position that stock ownership by management and stock-based compensation arrangements are beneficial in aligning management's and shareholders' interests in the enhancement of shareholder value. No member of our Compensation Committee was, during the fiscal year ended December 31, 2006 or prior, an officer or employee of our Corporation or any of its subsidiaries.

Report of the Compensation Committee

Compensation paid to our Corporation's executive officers is generally comprised of two elements: base salary and long-term compensation in the form of stock options. Compensation levels for executive officers of our Corporation are determined by a consideration of each officer's initiative and contribution to our overall corporate performance, and the officer's managerial abilities and performance in any special projects that the officer may have undertaken. Competitive base salaries that reflect the individual's level of responsibility are important elements of our Corporation's executive compensation philosophy. Subjective considerations of individual performance are considered in establishing incentive compensation. In addition, our Compensation Committee considers our financial position and cash flow in making compensation decisions.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee currently consists of Patrick Spain, Lee deBoer, and Leslie Landes, and is governed by a written charter which can be viewed at www.stockgroup.com under Investors/Corporate Governance. The information contained on our website does not form a part of this prospectus.

The Nominating and Corporate Governance Committee was formed in 2004. During 2006, the Nominating and Corporate Governance Committee did not receive a recommended nominee for director from a security holder that beneficially owned more than 5% of our common share under rule (407)(c)(ix) of Regulation S-B. The Nominating and Corporate Governance Committee's duties include recommending candidates to the Board for appointment or election to the Board, assisting in attracting new Board members, making recommendations to the Board regarding Board structure, composition, and rotation, reviewing CEO and other senior officer succession plans, monitoring compliance with the Insider Trading Policy and Whistleblower Policy, and nominating a member to act as Designated Officer for the Whistleblower Policy. During the fiscal year ended Dec 31, 2006, the Nominating and Corporate Governance Committee met twice. The meetings were attended by all of our members either in person or by teleconference. No member of the Nominating and Corporate Governance Committee was, during the fiscal year ended December 31, 2006 or prior, an officer or employee of our Corporation or any of its subsidiaries.

Director Independence

     The directors on the board, who perform the functions of audit, nominating, compensation and corporate governance committees, are independent. All of our current directors except for Marcus New, our Chief Executive Officer, are independent as that term is defined by Rule 4200(a) (15) of the National Association of Securities Dealers' listing standards. The determination of independence of directors has been made using the definition of “independent director” contained under Rule 4200(a)(15) of the Rules of National Association of Securities Dealers.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Market Information

     Our common stock has been quoted for trading on the Over the Counter Bulletin Board since March 17, 1999 under the symbol “SWEB”, and on the TSX Venture Exchange, also known as the TSX-V, since December 17, 2002 under the symbol “SWB”.

     The following table sets forth the range of high and low bid information in U.S. dollars for our common shares as quoted on the OTC Bulletin Board and the range of high and low sales prices in Canadian dollars for our common shares listed on the TSX Venture Exchange for each quarter within the last two fiscal years. OTC Bulletin Board quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. The sources for the information in the table below are Yahoo Finance, for the OTC Bulletin Board, and TSX.com, for the TSX-V.

	Price per Common Share		Price per Common Share
	on the OTC Bulletin Board		on TSX Venture Exchange
	High	Low	High	Low
2007:
First Quarter	$ 1.18	$ 0.38	C$ 1.32	C$ 0.41
2006:
Fourth Quarter	$ 0.47	$ 0.31	C$ 0.58	C$ 0.35
Third Quarter	$ 0.45	$ 0.30	C$ 0.50	C$ 0.34
Second Quarter	$ 0.49	$ 0.34	C$ 0.56	C$ 0.39
First Quarter	$ 0.37	$ 0.27	C$ 0.42	C$ 0.31
2005:
Fourth Quarter	$ 0.35	$ 0.29	C$ 0.42	C$ 0.34
Third Quarter	$ 0.37	$ 0.30	C$ 0.45	C$ 0.35
Second Quarter	$ 0.36	$ 0.29	C$ 0.45	C$ 0.33
First Quarter	$ 0.40	$ 0.33	C$ 0.47	C$ 0.38

Holders

     As of June 14, 2007 , there were 40,700,197 common shares of no par value issued. As of June 14, 2007 there were 105 holders of record, which does not include beneficial owners of our common stock whose shares are held in the names of various dealers, clearing agencies, banks, brokers and other fiduciaries.

Dividends

     Since inception (December 6, 1994) to the date of filing this prospectus and registration statement, we have not declared nor distributed any cash dividends on our common shares. We do not anticipate paying any cash dividends on our commons shares in the foreseeable future.

     Our current policy is to retain earnings, if any, for use in our operations and in the development of our business. Our future dividend policy will be determined from time to time by our board of directors.

Issuer Purchases of Equity Securities

     Our share repurchase program expired in May 2006. Before this time, during 2006, we repurchased 100,000 common shares of our stock, at prices ranging from $0.26 to $0.27 per share, for an aggregate cost of $27,333. During 2005, we repurchased 690,000 common shares of our stock, at prices ranging from $0.34 to $0.40 per share, for an aggregate cost of $214,490.

Securities Authorized for Issuance under Equity Compensation Plans

     The following table provides information as of December 31, 2006 with respect to our common shares that may be issued under our 2003 Stock Option Plan upon the exercise of stock options by our employees, consultants and members of our Board of Directors under all of our existing equity compensation plans, all of which have been approved by our shareholders.

Weighted-average
	Number of securities to be	exercise price of
	issued upon exercise of	outstanding options,	Number of securities
	outstanding options,	warrants and rights	remaining available
	warrants and rights	(USD)	for future issuance
Equity compensation plans approved by security holders	3,884,250	$ 0.29	391,325

EXECUTIVE COMPENSATION

     Summary Compensation Table. The following table shows certain information concerning the compensation of (i) our Chief Executive Officer, (ii) our Chief Financial Officer; and (iii) our other executive officers as of December 31, 2006 (collectively, the “Named Executive Officers”) for 2006.

			Option	All Other
			Grants	Compensation
Name	Salary ($)	Bonus ($)	($) (5)	($)	Total ($)
Marcus New (2)	$142,746	$28,312	$-	$23,826	$194,884
Chief Executive Officer

Susan Lovell (3)	76,610	8,267	24,750	6,422	116,049
Chief Financial Officer

Bruce Nunn	94,834	5,511	-	-	100,345
Vice President, Marketing

Michael Donnelly (4)	94,074	46,285	41,400	-	181,759
Vice President, Sales

(1)

All amounts are stated in U.S. dollars. For payment in other currencies other than the U.S. dollar, translation of compensation into U.S. dollars is made using the average exchange rate for 2006 except for the salary and bonus amounts for Mr. New as described below.

(2)

Mr. New’s annual compensation was set by the compensation committee in U.S. dollars and has been paid in Canadian dollars at a rate of 1.43 per contractual agreement. All other compensation for Mr. New includes $16,342 of costs associated with the lease of a car.

(3)	Ms. Lovell joined our Company as Chief Financial Officer on April 3, 2006. All other compensation includes a stock incentive to purchase common shares of our Company of $5,592.
(4)	Mr. Donnelly joined our Company as Vice President, Sales on May 31, 2006.
(5)	The fair value of option grants is determined as described in Item 7. Financial Statements, Note 3 to the Consolidated Financial Statements.

Outstanding Equity Awards at Fiscal Year-End

	Number of Securities Underlying
	Unexercised Options
			Option	Option
			Exercise	Expiration
Name	Exercisable	Unexercisable	Price ($)	Date
Marcus New	400,000	-	$0.220	04-Mar-2008
	100,000	-	$0.120	18-Sep-2007
	300,000	-	$0.170	13-May-2008
	652,500	-	$0.270	09-Feb-2009

Susan Lovell (1)	18,750	131,250	$0.340	03-Apr-2011

Bruce Nunn (2)	46,875	28,125	$0.315	07-Sept-2010

Michael Donnelly (3)	25,000	175,000	$0.425	31-May-2011

(1)	Options vest at the rate of 6.25% per quarter in arrears, starting on July 3, 2006.
(2)	Options vest at the rate of 12.5% per quarter in arrears, starting on December 7, 2005.
(3)	Options vest at the rate of 6.25% per quarter in arrears, starting on August 31, 2006.

Compensation of Directors

     The following table shows the amount of compensation earned by our independent directors in 2006. We compensate our independent directors with directors’ fees and stock options. Option Awards represent the fair value of option awards granted in 2006 as determined as described in Item 7. Financial Statements, Note 3.

	Fees Earned		All Other
	or Paid in	Option	Compensation
Name	Cash ($)	Awards ($)	($)	Total ($)
Leslie Landes	$17,583	$5,125	$-	$22,708
David Caddey	18,733	5,125	-	23,858
Louis deBoer II	17,283	5,125	-	22,408
Patrick Spain	7,283	15,375	-	22,658
Elizabeth DeMarse	9,033	15,375	-	24,408
Stephen Zacharias	6,817	14,175	-	20,992
Thomas Baker	5,442	14,175	-	19,617
	$82,174	$74,475	$-	$156,649

     Commencing for the compensation year beginning June 14, 2006, each director receives an annual fee of $8,600 related to service on the Board of Directors, with an additional $3,000 per annum paid to members of our Audit Committee. Each director is eligible to receive up to 75,000 stock options to acquire shares of common stock, with the exercise price being equal to the market price of our common stock on the date of grant. Directors who are re-elected and continue to serve for more than one year may receive up to an additional 75,000 stock options after each annual general meeting in compensation for future service. During the year, we paid three directors a sum of $10,000 each in lieu of granting stock options, as our 2003 Stock Option Plan has a limited number of registered options remaining for issuance.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

     We have an Executive Employment Agreement with our CEO, Marcus New, which became effective on February 9, 2004. This agreement was amended effective January 1, 2007. Under the original Agreement, for 2006, Mr. New received an annual base salary of C$202,432 or U$141,561, which was converted at the exchange rate as set out in the 2004 Management Agreement. All increases are approved by our Compensation Committee. In addition, he receives an incentive compensation bonus based on achieving certain profitability goals in the calendar year, and on financing, merger, and acquisition transactions. Mr. New will be entitled to 12 months of severance which will include pay in lieu of notice plus an additional one month severance for each year of employment up to a maximum of 24 months, should we elect to terminate his employment without cause. The employment agreement contains a confidentiality clause and a 24-month non-competition clause. Under the amended Agreement Mr. New’s annual salary was adjusted to C$240,000. There is no specified termination date in the Agreement.

     We have an employment agreement with our Chief Financial Officer, Susan Lovell, who is to receive an annual base salary of C$120,000, subject to normal salary increases, and is entitled to a C$25,000 annual maximum incentive compensation bonus, based on the achievement of both Company and departmental goals. On her date of employment, April 3, 2006, she received 150,000 stock options at an exercise price of $0.34 per share, which will vest over a four year period at 6.25% per quarter in arrears. In addition, she was eligible for the stock option purchase incentive bonus of up to $10,000 to assist in the purchase of shares within 60 days from the start of employment. Ms. Lovell purchased 45,500 shares resulting in $5,592 of benefit. These shares are required to be held for a minimum of one year. Ms. Lovell will be entitled to one month of severance, which will include pay in lieu of notice for each year of employment up to a maximum of four months, should we elect to terminate her employment without cause after 395 days. Effective April 3, 2007, Ms. Lovell’s annual salary was adjusted to C$138,000. On May 17, 2007 Ms. Lovell received an additional grant of 50,000 stock options at an exercise price of $1.115 per share which will vest over a four year period at 6.25% per quarter in arrears.

     We have an employment agreement with our Vice President of Marketing, Bruce Nunn, who is to receive an annual base salary of C$105,000, subject to normal salary increases, and is entitled to an annual C$25,000 maximum incentive compensation bonus, based on the achievement of both Company and departmental goals. On his date of employment, September 7, 2005, he received 75,000 stock options at an exercise price of $0.315 per share, which will vest over a two year period at 12.5% per quarter in arrears. Mr. Nunn will be entitled to one month of severance which will include pay in lieu of notice for each year of employment, should we elect to terminate Mr. Nunn’s employment without cause. Effective September 7, 2006, Mr. Nunn’s annual salary was adjusted to C$113,000.

     We have an employment agreement with our Vice President of Sales, Michael Donnelly, who is to receive an annual base salary of U$160,000, subject to normal salary increases. In addition, Mr. Donnelly receives incentive compensation pay related to recognized revenue as outlined in a separate compensation agreement. On his date of employment, May 31, 2006, he received 200,000 stock options at an exercise price of $0.425 per share, which will vest over a four year period at 6.25% per quarter in arrears. Mr. Donnelly will be entitled to two months of severance which will include pay in lieu of notice should we elect to terminate his employment after one year of employment without cause. An additional month of severance will be awarded during the third year of employment for a total of three months severance. If termination without cause occurs during or after the fourth year of employment, he will receive four months of severance. Mr. Donnelly’s employment agreement contains a 12 month non-competition clause.

FINANCIAL STATEMENTS

Our financial statements are stated in United States dollars (US$) and are prepared in accordance with United States Generally Accepted Accounting Principles.

The following financial statements and pro forma financial information are filed as part of this registration statement:

Consolidated Audited Financial Statements of Stockgroup Information Systems, Inc

Report of Deloitte & Touche LLP, Independent Registered Chartered Accountants
Report of Ernst & Young LLP, Independent Registered Public Accounting Firm
Consolidated Balance Sheets as of December 31, 2006 and 2005
Consolidated Statements of Operations for the years ended December 31, 2006 and 2005
Consolidated Statements of Shareholders’ Equity for the years ended December 31, 2006 and 2005
Consolidated Statements of Cash Flows for the years ended December 31, 2006 and 2005
Notes to Consolidated Financial Statements

Consolidated Unaudited Interim Financial Statements of Stockgroup Information Systems, Inc

Consolidated Balance Sheet as of March 31, 2007
Consolidated Statements of Operations for the three months ended March 31, 2007 and 2006
Consolidated Statements of Shareholders’ Equity for the three months ended March 31, 2007 and 2006
Consolidated Statements of Cash Flows for the three months ended March 31, 2007 and 2006
Notes to Consolidated Financial Statements

Combined Audited Financial Statements of Mobile Finance Division (A division of TeleCommunication Systems,
Inc.) (“MFD”)

Consent of James Cowper, Independent Registered Public Accounting Firm
Report of James Cowper, Independent Registered Public Accounting Firm
Combined Balance Sheets as of December 31, 2006 and 2005
Combined Statements of Operations for the years ended December 31, 2006 and 2005
Combined Statements of Net Investment in Division for the years ended December 31, 2006 and 2005
Combined Statements of Cash Flows for the years ended December 31, 2006 and 2005
Notes to Combined Financial Statements

Combined UnAudited Pro Forma Financial Information of Stockgroup Information Systems, Inc

Unaudited Pro Forma Consolidated Balance Sheet as of December 31, 2006
Unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 2006
Notes to Unaudited Pro Forma Consolidated Financial Statements

REPORT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

To the Board of Directors and Shareholders of
Stockgroup Information Systems Inc.

     We have audited the accompanying consolidated balance sheet of Stockgroup Information Systems Inc. and subsidiaries (the “Company”) as of December 31, 2006, and the related consolidated statements of operations, shareholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2006, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

     As discussed in Note 2 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 123(R), Share-Based Payments, effective January 1, 2006.

/s/ Deloitte & Touche LLP

Independent Registered Chartered Accountants

Vancouver, Canada
March 12, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Stockgroup Information Systems Inc.

     We have audited the accompanying consolidated balance sheet of Stockgroup Information Systems Inc. (and subsidiaries) as of December 31, 2005, and the related consolidated statements of operations, shareholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit on the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Stockgroup Information Systems Inc. (and subsidiaries) as of December 31, 2005, and the results of its operations and its cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

Vancouver, Canada	/s/ Ernst & Young LLP
February 27, 2006	Chartered Accountants

Stockgroup Information Systems Inc.
CONSOLIDATED BALANCE SHEETS
(Expressed in Thousands of U.S. Dollars, except number of common shares)

	December 31,
	2006	2005
ASSETS
Current Assets:
Cash and cash equivalents	$2,013	$2,057
Accounts receivable, net (note 1)	814	760
Prepaid and other current assets	186	134
TOTAL CURRENT ASSETS	3,013	2,951
Property and equipment, net (note 2)	447	339
TOTAL ASSETS	$3,460	$3,290

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$426	$432
Accrued liabilities	473	367
Accrued compensation	176	157
Deferred revenues	810	657
Capital lease obligations (note 7)	130	64
TOTAL CURRENT LIABILITIES	2,015	1,677
Long-term capital lease obligations (note 7)	97	75
Long-term deferred revenues	65	89
TOTAL LIABILITIES	2,177	1,841

Commitments and contingencies (note 7)
Shareholders’ Equity (note 3):
Common stock, no par value: authorized 75,000; issued and outstanding
35,350 and 33,522	13,793	13,359
Additional paid-in capital	3,394	3,203
Accumulated deficit	(15,904)	(15,113)
TOTAL SHAREHOLDERS’ EQUITY	1,283	1,449
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$3,460	$3,290

See accompanying notes to Consolidated Financial Statements

Stockgroup Information Systems Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Expressed in Thousands of U.S. Dollars, except number of common shares)

	December 31,
	2006	2005

REVENUES
Advertising Services	$4,234	$3,118
Financial Software and Content Systems	3,532	2,982
TOTAL REVENUES	7,766	6,100

OPERATING COSTS AND EXPENSES
Cost of revenues (exclusive of amortization)	2,259	1,459
Sales and marketing	3,041	2,111
Research and development	684	325
General and administrative	2,621	2,263
TOTAL OPERATING EXPENSES	8,605	6,158

Loss from operations	(839)	(59)
Interest and other income (expense), net	52	28
Loss before provision for income taxes	(787)	(31)
Provision for income taxes	4	28
Net loss and comprehensive loss	$(791)	$(59)

Net loss per common share:
Basic and diluted	$(0.02)	$(0.00)

Common shares used in computing basic and diluted net loss per share	33,910	33,929

See accompanying notes to Consolidated Financial Statements

Stockgroup Information Systems Inc.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(Expressed in Thousands of U.S. Dollars, except number of common shares)

					Total
	Common	Common	Additional	Accumulated	Shareholders’
	stock	stock	paid-in capital	deficit	Equity
	# of shares	$	$	$	$

Balance at December 31, 2004	33,931	13,568	3,100	(15,054)	1,614
Issuance of common stock pursuant
to exercise of employee stock
options	136	25	-	-	25
Warrants exercised	145	42	-	-	42
Repurchase of common shares	(690)	(276)	61	-	(215)
Stock based compensation expense	-	-	42	-	42
Net loss and comprehensive loss	-	-	-	(59)	(59)
Balance at December 31, 2005	33,522	13,359	3,203	(15,113)	1,449

Issuance of common stock pursuant
to exercise of employee stock
options	761	200	(10)	-	190
Repurchase of common shares	(100)	(40)	12	-	(28)
Private placement transaction –
common shares and warrants	1,167	274	68	-	342
Stock based compensation expense	-	-	121	-	121
Net loss and comprehensive loss	-	-	-	(791)	(791)
Balance at December 31, 2006	35,350	13,793	3,394	(15,904)	1,283

See accompanying notes to Consolidated Financial Statements

STOCKGROUP INFORMATION SYSTEMS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Expressed in Thousands of U.S. Dollars)

	December 31,
	2006	2005

Operating activities:
Net loss	$(791)	$(59)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Amortization of property and equipment	217	275
Stock-based compensation expense	121	42
Changes in operating assets and liabilities:
Accounts receivable, net	(54)	(164)
Prepaid and other current assets	(52)	(12)
Accounts payable	15	340
Accrued liabilities	106	138
Accrued compensation	19	53
Deferred revenues	129	(58)
NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES	(290)	555

Investing activities:
Purchases of property and equipment	(156)	(166)
NET CASH USED IN INVESTING ACTIVITIES	(156)	(166)

Financing activities:
Repurchase of common stock	(28)	(215)
Proceeds on exercise of warrants	-	42
Proceeds on exercise of stock options	190	25
Proceeds on private placement, net of costs	342	-
Repayment of capital lease obligation	(102)	(21)
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	402	(169)

Net (decrease) increase in cash and cash equivalents	(44)	220
Cash and cash equivalents, beginning of the period	2,057	1,837
Cash and cash equivalents, end of the period	$2,013	$2,057

Supplemental Cash Flow Information
Interest paid	24	7
Taxes paid	14	-
Assets acquired through capital lease transactions	192	160
Value of warrants issued in connection with private placement (note 3)	93	-

See accompanying notes to Consolidated Financial Statements

Stockgroup Information Systems Inc.
Notes to Consolidated Financial Statements
December 31, 2006

1. Organization and Summary of Significant Accounting Policies

     Organization and Basis of Presentation

     Stockgroup Information Systems Inc. (the “Company” or “Stockgroup”) is a financial media company that provides various financial Internet solutions, tools, content and services to financial institutions, media publishers, public companies, and advertisers. The Company also helps the retail investor create and manage their personal wealth by delivering a consolidated source of financial data streams, news, portfolio management, analysis tools and a forum for capturing user-generated content. The Company also operates its StockHouse.com and StockHouse.ca websites, where it provides its advertising services.

     The consolidated financial statements have been prepared in accordance with United States (“U.S.”) generally accepted accounting principles (“GAAP”). The accompanying financial statements include the accounts of the Company and its subsidiaries. All intercompany accounts and transactions have been eliminated. All information is stated in U.S. dollars unless otherwise noted.

     The Company was incorporated under the laws of Colorado on December 6, 1994.

Use of estimates

     The preparation of financial statements in conformity with U.S. GAAP requires the Company to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Estimates are used for, but are not limited to, revenue recognition, accrued liabilities, contingencies and litigation, allowances for doubtful accounts, stock-based compensation and income and other taxes. Actual results could differ from those estimates.

Foreign Currency

     The reporting and functional currency of the Company and its subsidiaries is the U.S. dollar. Foreign currency monetary assets and liabilities are translated into U.S. dollars at the exchange rate prevailing at the balance sheet date; non monetary assets denominated in foreign currencies are translated using the rate of exchange at the transaction date; and foreign exchange gains and losses are included in the determination of earnings.

Revenue Recognition

     The Company generates its revenues from two primary sources: Advertising Services and Financial Software and Content Systems. The Company records its revenues in accordance with the Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin No. 104, “Revenue Recognition” (“SAB 104”) and the Financial Accounting Standards Board (“FASB”) Emerging Issues Task Force (“EITF”) Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables.” In all cases, revenue is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed, and collectibility of the resulting receivable is reasonably assured.

     Advertising Services consist of advertising on the Company’s investment-orientated websites, the Company’s client direct advertising solutions portfolio, e-mail services, and subscriptions to the Company’s online streaming products. Internet advertising services are sold either individually or bundled together into comprehensive programs.

STOCKGROUP SB-2 (June 2007)	48

     A portion of advertising revenues on the Company’s investment-oriented websites consists of continuous or rotating advertisements on various specialized web pages hosted by StockHouse.com, StockHouse.ca, SmallCapCenter.com and InvestorMarketPlace.com. Delivery of these profiles is based either on a certain number of days the advertising appears on the web pages or a certain quantity of impressions, profile views or click-throughs, depending on the agreement. An impression is a single instance of an Internet user viewing the page that contains the client’s name and/or logo. A profile view is a single instance of an Internet user clicking on the client’s profile link. A click-through is a single instance of an Internet user clicking on the client’s profile and being redirected to the client’s website. Revenue is recognized on such advertising programs based on delivery, and delivery organized and measured to equal the agreed monthly fee in each month the customer is profiled on the web pages.

     E-mail services are mailings to a targeted list of e-mail addresses, with delivery consisting solely of transmitting the mailing to the e-mail targets. Each transmittal is called a flight. E-mail services may be bought on a per-flight basis, for which revenue is recorded when the flight occurs, or on a fixed-fee monthly basis in which the client receives access to a fixed number of flights per month. The Company records the revenue on the fixed fee monthly e-mail services on a pro-rata basis over the term of the agreement.

     Internet advertising on the Company’s websites is delivered, and revenue is earned, on a page-view basis, as this term is defined above. Advertising insertion orders are obtained from customers and advertisements are delivered in a set rotation on the Company’s Stockhouse websites. At the end of certain specified period, usually monthly, the customer is given a page-view delivery report and billed according to the number of page-views delivered.

     Subscriptions to StockStream and MarketStream and its real-time streaming data information are sold online via our websites. Subscriptions are one month in duration and auto-renew unless cancelled by the subscriber. Revenue from subscriber services is recognized in the period earned.

     Financial Software and Content Systems services consist of managing, licensing, and delivering financial market information. Examples of financial market information are real time stock quotes, stock charts, public company profiles, investment information and technical stock analysis. Under these revenue contracts, the Company normally charges customers for set up fees, periodic maintenance fees, and the contractual monthly licensing fees for ongoing use of financial tools and content. These revenues are recognized ratably over the contract term, which is typically 24 months, beginning when the product is activated. Revenue from activation fees is recognized ratably over the determinable portion of the customer contract.

     All Financial Software and Content Systems services are delivered via the Internet from the Company’s Web servers to the clients’ websites on a continuous real time basis. Revenue begins to be earned on the day the data feed is activated and begins to deliver content to the client site. Revenue is earned on a fixed monthly fee, with some clients paying a page-view overage fee over a certain number of page-views. The page-view overages, if any, are billed to the client and recorded on a monthly basis as they occur and usually represent a small portion of the overall monthly fee from each customer. Usage usually refers to website page views and real-time quotes.

     This revenue category also includes Investor relations webpage services, sold under the name IntegrateIR, which are delivered to the client’s investor relations page of their website via an Internet data feed, in real time and on a continuous basis for an agreed period of time, normally 12 months. Revenue is recognized ratably, according to the agreed fixed rate, on a monthly basis once the IntegrateIR data feed has been activated. Setup fees, if any, are recognized ratably over the initial term of the agreement, on a monthly basis.

     Deferred revenues represent amounts for which the Company has received deposits which are to be applied to the end of the contract. The earnings process has not yet been completed for those payments. Deferred revenues primarily related to our license agreements, which are amortized ratably over the period of the contract and certain internet services for which the Company holds deposits.

Cost of Revenues

     Cost of revenues is recorded if the cost relates directly to the services the Company sells or to its revenue-generating websites, namely StockHouse.com, StockHouse.ca, SmallCapCenter.com, and InvestorMarketPlace.com. Cost of revenues consist of subscription fees for access to data feeds of financial and business databases, Internet bandwidth, and direct advertising purchases. Data feeds are a key component of many of the Company’s Financial Software and Content Systems services, as well as a key input into its revenue-generating websites. Bandwidth is consumed by the Company’s revenue-generating websites, by its Financial Software and Content Systems services, by its IntegrateIR service, and by its e-mail mailing services. Direct advertising purchases relate to Internet advertising purchases for the purpose of promoting a client or clients’ feature on one of the Company’s websites.

Fair value of financial instruments

     The Company’s financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable and capital lease obligations. Unless otherwise stated the fair value of the financial instruments approximates their carrying value.

Cash and Cash Equivalents

     Cash and cash equivalents, which consist of cash and short-term deposits with original maturities of ninety days or less, are recorded at fair value. The Company places its cash equivalents with high quality financial institutions. Cash equivalents at December 31, 2006 and 2005, respectively, are U.S. denominated term deposits of $1,400,000 and $1,600,000.

Accounts Receivable

     Accounts receivable are stated net of allowance for doubtful accounts of $97,710 at December 31, 2006 and $79,982 at December 31, 2005. The Company makes judgments as to its ability to collect outstanding receivables and provides allowances for a portion of accounts receivable when collection becomes doubtful. Provisions are made based upon a specific review of all outstanding invoices over 90 days. Provisions are generally made for all accounts over 90 days, with certain exceptions based on the nature of the client or where special arrangements are agreed to with the customer. In some cases an allowance is made before 90 days if the Company has a reasonable belief that the collection of the account is doubtful. Invoices which are over 120 days are generally sent to collections.

     The Company is subject to credit risk related to its account receivables. The Company does not have extensive credit evaluations and for some of its smaller customers, the Company requires two months of deposit as collateral. During 2006, one customer accounted for 10% of outstanding trade receivables, and during 2005, a different customer accounted for 14% of outstanding trade receivables.

Property and Equipment

     Property and equipment are carried at cost less accumulated amortization. Office equipment, computer software and equipment are amortized using the straight-line method over the assets estimated useful lives with range from 1 to 5 years. Capital leases of computer hardware are amortized over the term of the lease on a straight-line basis. Leasehold improvements are amortized over the shorter of the asset life or the remaining lease term on a straight-line basis.

Leases

     Leases are classified as either capital or operating leases. Leases which transfer substantially all the benefits and risks of ownership of the property to the Company are accounted for as capital leases. Capital lease obligations reflect the present value of future minimum lease payments, discounted at the appropriate interest rate. All other leases are accounted for as operating leases and rental payments are expensed as incurred.

Software development costs

     The Company applies FAS No. 86, “Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed” (“FAS 86”) to software developed internally, acquired in business acquisitions or purchased. FAS 86 requires companies to capitalize eligible software development costs upon achievement of technological feasibility, subject to net realizable value considerations. Research and development costs prior to technological feasibility are expensed as incurred. Because the period between achievement of technological feasibility and the general release of the Company’s products have been a relatively short duration, costs qualifying for capitalization were insignificant during 2006 and 2005. There were no capitalized software development costs at December 31, 2006 and 2005.

Income Taxes

     The Company accounts for its income taxes in accordance with FAS No. 109, “Accounting for Income Taxes” (“FAS 109”) and related interpretations. This Interpretation requires that the impact of a tax position be recognized if it is more likely than not of being sustained in an audit, based on the technical merits of the position. Even though the Company is in a consolidated loss position, determining the provision for income tax expense, income tax liabilities, and deferred tax assets and liabilities involves judgment. In addition, tax interpretations, regulations and legislations are continually changing. Tax exposures can involve complex issues and may require an extended period to resolve.

     The Company records a valuation allowance to reduce its deferred tax assets to the amount of future tax benefit that is more likely than not to be realized. The Company believes its tax positions comply with current applicable tax law and that the Company has adequately provided for known tax contingencies.

Net Loss per Share

     In accordance with FAS No. 128, “Earnings per Share,” basic net income (loss) per share is computed based on the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share is computed using the weighted average number of common shares and dilutive equivalent common shares outstanding during the using the treasury stock method. In a year of income, dilutive equivalent common shares consist of stock options and warrants where the calculated market price is in excess of the exercise price of these stock awards In a loss year, basic and fully diluted net income (loss) per share is equal.

Contingencies and Litigation

     The Company evaluates contingent liabilities including threatened or pending litigation in accordance with FAS No. 5 “Accounting for Contingencies.” The Company assesses the likelihood of an adverse outcomes or judgment to a potential claim or legal proceeding, as well as potential ranges of probable losses, when the outcome of the claims or proceedings are probable and reasonably estimable. A determination of the amount of accrued liabilities required, if any, for these contingencies is made after analysis of each matter. Because of uncertainties related to these matters, the Company bases its estimates on the information available at the time. As additional information becomes available, the Company reassesses the potential liability and may revise its estimates. Any revision to these estimates could have a material impact on the Company’s results of operations and financial position.

Business Combinations

     The Company accounts for business combinations in accordance with FAS No. 141, “Business Combinations” (“FAS 141”), which requires the purchase method of accounting for business combinations be followed. In accordance with FAS 141, the Company allocates the purchase price of its business combinations to the tangible assets, liabilities and intangible assets acquired, including in-process technology, based on their estimated fair values. The excess purchase price over those fair values, if any, is recorded as goodwill.

     The Company must make valuation assumptions that require significant estimates, especially with respect to intangible assets. The Company estimates fair value based upon assumptions the Company believes are reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates.

Accounting for Stock-based Compensation

     On January 1, 2006, the Company adopted the provisions of FAS No. 123R “Share-Based Payment” (“FAS 123R”) which requires recognition of stock-based compensation expense for all share-based payments based on fair value. Prior to January 1, 2006, the Company measured compensation expense for all of its share-based compensation using the intrinsic value method prescribed by Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) and related interpretations. The Company has provided pro forma disclosure amounts in accordance with FAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure – an amendment of FASB Statement No. 123” (“FAS 148”), as if the fair value method defined by FAS No. 123, “Accounting for Stock Based Compensation” (“FAS 123”) had been applied to its stock-based compensation.

     The Company has elected to use the modified–prospective approach method. Under that transition method, the calculated expense in 2006 is equivalent to compensation expense for all awards granted prior to, but not yet vested as of January 1, 2006, based on the grant-date fair values estimated in accordance with the original provisions of FAS 123. Stock-based compensation expense for all awards granted after January 1, 2006 is based on the grant-date fair values estimated in accordance with the provisions of FAS 123R. The Company recognizes these compensation costs, net of an estimated forfeiture rate, on a pro rata basis over the requisite service period of each vesting tranche of each award. The Company considers voluntary termination behavior as well as trends of actual option forfeitures when estimating the forfeiture rate.

Recent pronouncements

     In June 2006, the FASB issued FIN No. 48, “Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a Company’s financial statements recognized in the financial statements. This interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on de-recognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition. This interpretation is effective for the Company beginning in the fiscal quarter of 2007. The Company is currently evaluating the impact of FIN 48 on its financial statements.

     In September 2006, the FASB issued FAS No. 157 “Fair Value Measurements”, (“FAS 157”) which defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years, and is applicable to the Company beginning in the first quarter of 2008. The Company is currently evaluating the impact of FAS 157 on its financial statements.

     In February 2007, the FASB issued FAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of FASB Statement No. 115”, (“FAS 159”) which permits entities to choose to measure many financial instruments and certain other items at fair value at specified election dates. A business entity is required to report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. This statement is expected to expand the use of fair value measurement. FAS 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years, and is applicable to the Company beginning in the first quarter of 2008. The Company is currently evaluating the impact of FAS 159 on its financial statements.

     In September 2006, the SEC issued Staff Accounting Bulletin No. 108, Section N to Topic 1, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”). SAB 108 requires the evaluation of prior-year misstatements using both the balance sheet approach and the income statement approach. In the initial year of adoption, should either approach result in quantifying an error that is material in light of quantitative and qualitative factors, SAB 108 guidance allows for a one-time cumulative-effect adjustment to beginning retained earnings. In years subsequent to adoption, previously undetected misstatements deemed material shall result in the restatement of previously issued financial statements in accordance with FAS No. 154, “Accounting Changes and Error Corrections,” a replacement of APB Opinion No. 20, “Accounting Changes,” and Statement No. 3, “Reporting Accounting Changes in Interim Financial Statements.” SAB 108 is effective for the Company for the year ended December 31, 2006. The implementation of SAB 108 did not have any impact on the Company’s financial statements.

2. Property and Equipment

	December 31,
	2006	2005

Computer equipment	$765	$684
Computer equipment under capital lease	501	309
Computer software	257	222
Website software	638	638
Office furniture and equipment	177	160
Leasehold improvements	110	110
Total cost	2,448	2,123
Less: accumulated amortization	(2,001)	(1,784)
Property and equipment	447	339

     Amortization expense related to property and equipment totalled $217,102 in 2006 and $274,600 in 2005.

3. Shareholders’ Equity

     The Company is authorized to issue up to 75,000,000 shares of common stock and 5,000,000 shares of preferred stock. No preferred stock is issued and outstanding. During 2006, the Company issued shares on the exercise of stock options and also in a private placement transaction. The Company also repurchased and retired shares of its common stock during both 2006 and 2005.

Stock Based Compensation Plans

     The Company grants stock options pursuant to shareholder approved stock option plans. The Company's 1999, 2000, 2001, 2002, and 2003 Stock Option Plans (collectively the "Plans") authorize a total of 5,220,600 common shares for issuance. The Plans entitle employees, non-employee directors, and consultants to purchase common shares of the Company on the exercise of stock options. Options immediately become exercisable once vested. Any options that do not vest as the result of a grantee leaving the Company are forfeited and the common shares underlying them are returned to the reserve if they were granted under the 2003 Stock Option Plan.

     The Company generally grants stock options for a fixed number of shares to employees with an exercise price equal to at least the fair market value of the underlying common shares on the date of grant. The standard vesting schedule used for stock option grants to most employees is a two year vesting calendar, with equal vesting occurring at the end of each quarterly period. Stock option grants to management generally follow a four year vesting calendar, with vesting occurring at the end of each quarterly period. All stock options are denominated in U.S. dollars and expire either five or six years after the date of grant.

     The following table provides information on the Company’s outstanding options and options available for grant at December 31, 2006, and activity since December 31, 2004:

		Options Outstanding
	Number of			Weighted
	Options			Average
	Available	Number of	Price Per	Exercise
	For Grant	Options	Share	Price
	(in thousands)	(in thousands)	U.S. $	U.S. $
Balance at December 31, 2004	1,623	3,598	$0.12 - $0.59	$0.24
Options granted	(1,302)	1,302	$0.29 - $0.53	$0.28
Options exercised		(136)	$0.15 - $0.29	$0.18
Options forfeited	634	(635)	$0.26 - $0.53	$0.39
Balance at December 31, 2005	955	4,129	$0.12 - $0.59	$0.26
Options granted	(1,201)	1,201	$0.29 - $0.44	$0.38
Options exercised		(761)	$0.15 - $0.36	$0.25
Options forfeited	637	(685)	$0.15 - $0.38	$0.30
Balance at December 31, 2006	391	3,884	$0.12 - $0.59	$0.29

     The Company ceased granting of stock options under its 1999, 2000, 2001 and 2002 Stock Option Plans in December 2002. Stock options outstanding to purchase common shares under these plans continue to be exercisable as vested until exercised or forfeited, and if forfeited, they are no longer available for future grants. For 2006, there were 761,400 options exercised for proceeds of $189,594. For 2005, there were 136,125 options exercised for proceeds of $24,538. Subsequent to December 31, 2006, an additional 175,000 options were granted.

Stock-based Award Activity

     Equity awards activity under the Company’s Plans for 2006 was as follows:

			Weighted-
			Average
		Weighted-	Remaining	Aggregate
	Number of	Average	Contractual	Intrinsic
	Stock Options	Exercise Price	Term	Value – U.S. $
	(in thousands)	– U.S. $	(in years)	(in thousands)

Balance at December 31, 2005	4,129	$0.26
Granted	1,201	$0.38
Forfeited	(685)	$0.30
Exercised	(761)	$0.25
Outstanding at December 31, 2006	3,884	$0.29	2.56	$448

Vested and exercisable at December 31, 2006	2,965	$0.26	2.02	$424

     The aggregate intrinsic value is equal to the difference between the quoted closing market price of the Company’s common shares at December 31, 2006 and the exercise price of the underlying awards, where the stock options are in-the-money. At December 31, 2006, there were 3,158,000 in-the-money options outstanding and 2,799,025 in-the-money options vested and exercisable.

     The following table summarizes the Company’s unvested equity award activity for the year ended December 31, 2006:

		Weighted-Average
	Number of Awards	Grant Date Fair Value –
Unvested Shares	(in thousands)	U.S. $
Unvested at December 31, 2005	963	$0.15
Granted	919	$0.19
Vested	(644)	$0.18
Forfeited	(319)	$0.17
Unvested at December 31, 2006	919	$0.20

     As of December 31, 2006, total unrecognized compensation expense related to unvested awards granted under the Plans was $82,542, which is expected to be recognized over a weighted-average period of 2.56 years. Forfeiture rates used to determine unrecognized compensation expense were based on forfeiture rates experienced for the year ended December 31, 2006.

Stock-Based Compensation Expense

     During 2006, the net loss of $791,197 includes $120,957 of stock-based compensation expense calculated in accordance with FAS 123R, of which $41,547 was attributable to sales and marketing employees, $70,134 was attributable to general and administrative employees and non-employee directors and $9,276 was attributable to research and development employees.

     During 2005, the reported net loss of $58,590 did not include stock-based compensation expense as determined under the fair-value based method of FAS 123, as the Company had not adopted this pronouncement. Reported net loss included $41,977 of stock-based compensation in general and administrative expense related to stock options granted to a consultant which was recorded as an expense under APB 25. If the Company had adopted FAS 123 in 2005, stock-based compensation expense would have been $157,371, of which $45,231 would have been attributable to sales and marketing employees, and $112,140 would have been attributable to general and administrative employees and non-employee directors. Including this pro forma stock-based compensation expense, pro forma net loss for 2005 was $173,984 and pro forma basic and diluted net loss per share for 2005 was $(0.01) .

Valuation Assumptions Used in Fair-Value Based Calculation Method

     The fair-value of the Company’s stock-based awards granted to employees, non-employee directors and consultants for years ended December 31, 2006 and 2005 was estimated using the Black-Scholes option-pricing model using the following weighted average assumptions:

	Year Ended
	December 31,
	2006	2005
Expected life (in years)	5 years	4 years
Risk-free interest rate	4%	4%
Expected volatility	52%	49%
Dividend yield	0%	0%
Fair value per stock option	$0.19	$0.36

     The expected life of employee stock options is based on the average expected life of all outstanding stock options taking into consideration past employee exercise behavior. The exercise price of the stock option is equal to the market value of the Company’s common stock on the grant date. The Company uses the zero coupon interest yield rate comparable to the expected life of the option. Expected volatility is based on historical computations of the Company’s volatility. The estimated fair value of the stock-based awards is amortized over the vesting period of the underlying awards, on a graduated basis.

     The Black-Scholes option pricing valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions, are fully transferable and do not have employment or trading restrictions. Employee stock options have characteristics significantly different from those of traded options.

Private Placement Transaction

     On September 26, 2006, the Company completed a restricted non-brokered private placement for 1,166,667 purchased securities (“Unit”) at a price of $0.30 per Unit with ten of its directors and senior management. Each Unit consisted of one common share and one share purchase warrant (“Warrant”) for the purchase of one common stock. Each Warrant entitles the holder to purchase one common share at a price of $0.40 per share at any time until the close of business on the day which is twenty-four months from the date of issue of the Unit. All shares issued in connection with the private placement and any shares issued on exercise of warrants comprised in those Units will be subject to a one year hold period. At December 31, 2006, all 1,166,667 warrants were outstanding and exercisable.

     Legal fees and other costs were approximately $7,398, resulting in net proceeds of $342,602. Of the net proceeds, $274,000 were allocated to common stock and $68,602 were allocated to additional paid in capital (associated with warrants) based on the fair value of each security at the time of issuance. The Black-Scholes value of each warrant of $0.08 was determined based on the following assumptions: expected life of 2 years; market price on date of issue of $0.32; exercise price of $0.40 per warrant; risk-free interest rate of 4% and volatility of 54%.

Repurchase of Common Stock

     During 2006, the Company repurchased 100,000 common shares of its stock, at prices ranging from $0.26 to $0.27 per share, for an aggregate cost of $27,333. During 2005, the Company repurchased 690,000 common shares of its stock, at prices ranging from $0.34 to $0.40 per share, for an aggregate cost of $214,490. The Company’s stock repurchase program expired in May 2006.

4. Segmented Information

     The Company operates in one reportable segment. The Company defines a reportable operating segment as a component of the Company for which separate financial information is available and which is evaluated regularly by the Chief Executive Officer in deciding how to allocate resources and in assessing performance.

     During 2006 and 2005, the Company had no customers whose revenue represented greater than 10% of total revenues. Substantially all of the Company’s property and equipment is located in Canada and the majority of its current operations are in Canada.

5. Related Party Transaction

     In December 2006, in the normal course of business, the Company sold advertising to a Company who is affiliated with our 50% owned subsidiary, Stockscores Analytics Corp. The one-time sale represented approximately $85,000 in revenues, which was the fair value for the services provided. The full amount was paid subsequent to year end.

6. Income Taxes

     The Company is subject to United States federal and state income taxes at an approximate rate of 38% (2005 – 35%). The reconciliation of the provision for income taxes at the United States federal statutory rate compared to the Company’s income tax expense as reported is as follows:

	Year Ended
	December 31,
	2006	2005

Tax recovery at U.S. statutory rates	$(299)	$(21)
Increase from lower effective rate of Canadian subsidiary	(11)	-
Change in and adjustment to valuation allowance	67	146
Change in foreign exchange rates	-	(217)
Non-deductible expenses	243	71
Other	4	48
Income tax provision	$4	$27

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

     Significant components of the Company’s deferred tax assets as of December 31 are as follows:

	December 31,
	2006	2005

Net operating loss carryforwards	$1,747	$3,278
Net capital loss carryforwards	110	110
Property and equipment	658	675
Other	312	303
Total deferred tax assets	$2,827	$4,366,
Less: valuation allowance	(2,827)	(4,366)
Net deferred tax assets	$-	$-

     The Company has recognized a valuation allowance for the deferred tax assets for which it is more likely than not that realization will not occur.

     At December 31, 2006, the Company had U.S. federal net operating loss carryforwards of $2,059,000. These net operating loss carryforwards will expire at various times from 2019 through 2026 if not utilized. At December 31, 2006, the Company had Canadian federal net operating loss carryforwards of $2,825,000. These net operating loss carryforwards will expire in 2007 and 2008. The Company also has net capital losses of $323,000 available to offset future taxable capital gains in Canada.

7. Commitments and Contingencies

Commitments

		Payments Due by Period
		Within 1	2 – 3	4 – 5	More Than
	Total	Year	Years	Years	5 Years
Operating leases	$1,925	$320	$600	$611	$394
Capital leases	209	121	88	-	-
Data provider commitment	1,219	372	782	65	-
Total contractual cash obligations	$3,353	$813	$1,470	$676	$394

     The Company leases its facilities under operating leases that expire at various times to March 2013. Total rent expense was $282,284 in 2006 and $320,957 in 2005. The Company leases certain computer equipment, mainly servers, under capital leases. Of the total amount of capital lease payments above, approximately $21,000 relates to interest payments due in future years. Interest expense related to capital lease obligations was $22,453 for 2006 and $6,298 for 2005.

     The Company entered into an agreement with a data provider for the delivery of market data used in the Company’s products. The agreement expires in March 2010, with an option to renew for an additional 12 months at the then applicable current rates. In addition, the Company entered into a hosting and connectivity agreement for the back-up hosting site at an approximate cost of $13,000 per month, with an end date that coincides with the data provider agreement.

Contingencies

Litigation

     The Company is a defendant in a lawsuit filed in the Saskatchewan Court of Queen’s Bench by plaintiffs Black Strap Hospitality Corporation, Harold Lane and Derek Neis. The plaintiffs seek damages for alleged defamation in the amount of C$100,000 plus pre-judgment interest. The plaintiffs claimed that they were defamed by certain members of the Company’s Bull Boards investment discussion forum on the Company’s websites StockHouse.com and StockHouse.ca. The Company responded to the action by providing, under court order, information on the Bull Boards members specified in the court order. On December 7, 2006, the Company was advised by the plaintiff that they were prepared to provide discontinuance and a waiver on costs if the Company agreed to certain conditions, including the removal of Black Strap Hospitality Corporation postings from the StockHouse.com and StockHouse.ca websites. The Company received a formal discontinuance on January 16, 2007.

     The Company is the plaintiff in a lawsuit filed in Ontario Supreme Court of Justice against Hollinger Inc. and Hollinger Canadian Publishing Holdings Co. in which the Company seeks to recover approximately C$471,000 from the defendant. The defendant was a vendor to the Company and the amount sought by the Company consists of unused advertising credits which were prepaid by the Company in 1999. The case is currently pending final resolution and there is considerable uncertainty as to what value, if any, will be derived if the Company wins the lawsuit. No provision has been made for recovery of these credits in the financial statements in any year.

     In addition to the above, the Company is involved in various other legal matters which arise from time-to-time in the ordinary course of the Company’s business, none of which is believed to be material to its results of operations, liquidity or financial condition at this time. Unless otherwise noted, the Company cannot reasonably estimate at this time whether a monetary settlement will be reached or predict the ultimate resolution of these legal matters.

8. Accounting for and Disclosure of Guarantees

     From time-to-time, the Company enters into certain types of contracts that require it contingently to indemnify parties against third party claims. These contracts primarily relate to: (i) service level agreements with clients, under which the Company may be required to indemnify clients for liabilities related to data transmission and dissemination; and (ii) certain agreements with the Company’s officers, directors and employees and third parties, under which the Company may be required to indemnify such persons for liabilities arising out of their duties to the Company.

     The Company regularly enters into service level agreements with clients, under which the Company guarantees consistent streaming of data within certain pre-defined tolerances. The terms of these obligations vary and generally are not limited in amount, so it is not possible to express the amount at risk in dollars. Historically, the Company has not been obligated to make significant payments on account of these obligations, and accordingly, no liabilities were recorded for these obligations of this nature on its balance sheets as of December 31, 2006 or 2005. The Company carries coverage under certain insurance policies to protect itself in the case of any unexpected liability; however, this coverage may not be sufficient.

9. Subsequent Event

Business Acquisition

     On January 25, 2007, the Company announced that it had entered into a formal Purchase Agreement with TeleCommunication Systems, Inc. (“TCS”) pursuant to which the Company agreed to issue to TCS 1,500,000 common shares in the capital of the Company and to assume some TCS liabilities in exchange for certain assets of TCS that make up its Mobile Finance Division (“MFD”). The transaction closed on January 31, 2007.

     MFD delivers financial market data, news, and limited analytics like charting and portfolio functionality, distributed through mobile devices such as pagers, Blackberry® and other mobile devices. The acquisition adds:

  a proven set of wireless financial products for migration onto the Company’s platform without significant additional development costs and go-to-market time a high profile customer-base, consisting of leading wealth management, capital markets and advisory companies located in North America and Europe, that can be introduced to the Company’s existing product-line, and distribution agreements with one of the world's largest financial information providers and a global 3rd generation telecommunications provider.

     This business combination will be accounted for as a purchase of a business, with the Company being identified as the acquirer and MFD as the acquiree. The results of operations of MFD will be included in the consolidated financial statements of the Company from January 31, 2007.

     A preliminary allocation of the purchase price, which is subject to adjustment, is as follows (in thousands of U.S. dollars):

Preliminary Purchase Price:
1,500,000 common shares of Stockgroup	$840
Acquisition costs	220
$1,060
Net Assets Acquired:
Accounts receivable	$1,578
Prepaid and other current assets	379
Property and equipment, net	286
Accounts payable	(985)
Accrued liabilities	(777)
Accrued compensation	(183)
Customer deposits	(238)
Deferred revenues	(350)
Unallocated purchase price	1,350
$1,060

     The difference between the cost of acquisition and the values of net assets acquired has been presented as “unallocated purchase price.” The fair value of the 1,500,000 common shares issued was determined based on the Company’s common share price of $0.56, representing the average closing price of the Company’s shares for the two days before, the day of, and two days after the date of announcement. The purchase price may be increased by up to $500,000, payable in cash, if certain performance requirements are achieved.

      Stockgroup will continue to review information and perform further analysis, including an independent valuation, prior to finalizing the allocation of the purchase price.

Pro forma Information (Unaudited)

     Pro forma consolidated revenues for the year ended December 31, 2006 would have been $14,700,000, if the acquisition of MFD was completed as of January 1, 2006. The pro forma consolidated revenues are not necessarily indicative of the actual results that would have occurred had the acquisition been consummated on that date or of the future revenues of the combined entities.

Stockgroup Information Systems Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Expressed in Thousands of U.S. Dollars, except number of common shares)
(Unaudited)

	March 31,	December 31,
	2007	2006(1)
ASSETS
Current Assets:
Cash and cash equivalents	$2,130	$2,013
Accounts receivable (net of allowances for doubtful
accounts of $338; December 31, 2006 - $98)	1,869	814
Prepaid and other current assets	280	186
TOTAL CURRENT ASSETS	4,279	3,013

Prepaid and other long-term assets	360	-
Property and equipment, net	654	447
Unallocated purchase price (note 3)	1,623	-
TOTAL ASSETS	$6,916	$3,460

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$1,692	$426
Accrued liabilities	1,851	473
Accrued compensation	226	176
Deferred revenues	1,183	810
Capital lease obligations	163	130
TOTAL CURRENT LIABILITIES	5,115	2,015

Long-term capital lease obligations	104	97
Long-term deferred revenues	59	65
TOTAL LIABILITIES	5,278	2,177

Commitments and contingencies (note 6)

Shareholders’ Equity (note 4):
Common stock, no par value; authorized 75,000; issued and outstanding of
36,989 at March 31, 2007 and 35,350 at December 31, 2006	14,680	13,793
Additional paid-in capital	3,419	3,394
Accumulated deficit	(16,461)	(15,904)
TOTAL SHAREHOLDERS’ EQUITY	1,638	1,283
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$6,916	$3,460

(1) The balance sheet at December 31, 2006 has been derived from the audited condensed consolidated financial statements at that date.

See accompanying notes to Unaudited Interim Condensed Consolidated Financial Statements

Stockgroup Information Systems Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Expressed in Thousands of U.S. Dollars, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2007	2006
REVENUES
Licensing and Subscriptions	$2,175	$921
Advertising	925	883
	3,100	1,804

OPERATING COSTS AND EXPENSES
Cost of revenues (exclusive of amortization)	1,270	520
Sales and marketing	1,093	776
Research and development	285	129
General and administrative	1,015	504
TOTAL OPERATING COSTS AND EXPENSES	3,663	1,929

Loss from operations	(563)	(125)

Interest income, net	7	10

Net loss before income taxes	(556)	(115)
Provision for income taxes	1	-

Net loss and comprehensive loss	$(557)	$(115)

Net loss per common share:
Basic and diluted	$(0.02)	$(0.00)

Common shares used in computing basic and diluted net loss per share	36,504	33,423

See accompanying notes to Unaudited Interim Condensed Consolidated Financial Statements

Stockgroup Information Systems Inc.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(Expressed in Thousands of U.S. Dollars, except number of common shares)
(Unaudited)

			Additional		Total
	Common	Common	paid-in	Accumulated	Shareholders’
	stock	stock	capital	deficit	Equity
	# of shares	$	$	$	$

Balance at December 31, 2005	33,522	13,359	3,202	(15,113)	1,448
Issuance of common stock pursuant to
exercise of employee stock options	761	200	(10)	-	190
Repurchase of common shares	(100)	(40)	12	-	(28)
Private placement transaction – common
shares and warrants	1,167	274	69	-	343
Stock based compensation expense	-	-	121	-	121
Net loss and comprehensive loss	-	-	-	(791)	(791)
Balance at December 31, 2006	35,350	13,793	3,394	(15,904)	1,283
Issuance of common stock pursuant to
exercise of employee stock options	139	47	(9)	-	38
Issuance of shares in connection with
purchase business combination	1,500	840	-	-	840
Stock based compensation expense	-	-	34	-	34
Net loss and comprehensive loss	-	-	-	(557)	(557)
Balance at March 31, 2007	36,989	14,680	3,419	(16,461)	1,638

See accompanying notes to Unaudited Interim Condensed Consolidated Financial Statements

Stockgroup Information Systems Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Expressed in Thousands of U.S. Dollars)
(Unaudited)

	Three Months Ended
	March 31,
	2007	2006
Operating activities:
Net loss	$(557)	$(115)
Adjustments to reconcile net loss to net cash provided by (used in)
operating activities:
Amortization of property and equipment	101	48
Stock-based compensation expense	34	25
Changes in operating assets and liabilities
Accounts receivable, net	758	(50)
Prepaid and other current assets	(287)	4
Accounts payable	593	28
Accrued liabilities	(150)	43
Accrued compensation	(15)	2
Deferred revenues	(199)	124
Cash provided by operating activities	278	109

Investing activities:
Purchases of property and equipment	(26)	(48)
Acquisition of Mobile Finance Division	(134)	-
Cash used in investing activities	(160)	(48)

Financing activities:
Proceeds on exercise of stock options	38	-
Repurchase of common stock	-	(28)
Repayment of capital lease obligations	(39)	(19)
Cash used in financing activities	(1)	(47)

Net increase in cash and cash equivalents	117	14
Cash and cash equivalents, beginning of period	2,013	2,057
Cash and cash equivalents, end of period	$2,130	$2,071

Supplemental Cash Flow Information:
Interest paid	$5	$5
Taxes paid	1	-
Assets acquired through capital lease transactions	68	-
Value of shares issued for Mobile Finance Division Acquisition	840	-

See accompanying notes to Unaudited Interim Condensed Consolidated Financial Statements

Stockgroup Information Systems Inc.
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS
March 31, 2007

1. BASIS OF PRESENTATION

     The accompanying unaudited interim condensed consolidated financial statements of Stockgroup Information Systems Inc. (“Stockgroup” or the “Company”) have been prepared by the Company in accordance with United States (“U.S.”) generally accepted accounting principles (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-QSB and Item 310(b) of Regulation S-B. Accordingly, certain information and footnote disclosures normally included in consolidated financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”).

     These unaudited interim condensed consolidated financial statements should be read in conjunction with the annual audited consolidated financial statements and related footnotes thereto of the Company in its Annual Report on Form 10-KSB for the year ended December 31, 2006 as filed with the SEC on March 15, 2007. In the opinion of management, the adjustments considered necessary for fair presentation, all of which are of a normal and recurring nature have been included in these unaudited interim consolidated financial statements. All intercompany accounts and transactions have been eliminated. The results of operations for the three months ended March 31, 2007 are not necessarily indicative of the results that may be expected for the year ending December 31, 2007 or for other future operating periods. All information is stated in U.S. dollars unless otherwise stated.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     There have been no changes in the Company’s accounting policies during the three months ended March 31, 2007 from those previously disclosed in the Company’s annual audited consolidated financial statements for the year ended December 31, 2006, except for the following:

Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109

     On July 13, 2006, the FASB issued Interpretation No. 48 “Accounting for Uncertainty in Income Taxes – An Interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a Company’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes” and prescribes a recognition threshold and measurement attributes for financial statement disclosure of tax positions taken or expected to be taken on a tax return. Under FIN 48, the impact of an uncertain income tax position on the income tax return must be recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Additionally, FIN 48 provides guidance on de-recognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition.

     The Company adopted the provisions of FIN 48 commencing January 1, 2007. There were no unrecognized tax benefits as of the date of adoption. As a result of the implementation of FIN 48, the Company did not recognize any liabilities for unrecognized tax benefits. In addition, upon the adoption of FIN 48, the Company did not have any accrual for interest or penalties. In the event that the Company recognizes interest accrued related to unrecognized tax benefits, it will be recorded in interest expense. Any penalties will be recorded in general and administrative expense.

     The Company is subject to taxation in the United States, Canada and various local and other foreign jurisdictions. The Company is currently open to audit under the statute of limitations by the Internal Revenue Service for years ended December 31, 2003 through 2006, and by the Canadian Customs and Revenue Agency for years ended December 31, 2002 through 2006. Certain areas are open to audit for years ended December 31, 1999 onward.

3. BUSINESS ACQUISITION

     On January 25, 2007, the Company announced that it had entered into a formal Purchase Agreement with TeleCommunication Systems, Inc. (“TCS”) pursuant to which the Company agreed to issue to TCS 1,500,000 common shares in the capital of the Company and to assume some TCS liabilities in exchange for certain assets of TCS that made up its Mobile Finance Division (“MFD”). The transaction closed on January 31, 2007.

     MFD delivers financial market data, news, and limited analytics like charting and portfolio functionality, distributed through mobile devices such as pagers, Blackberry® and other mobile devices. The acquisition adds:

  a proven set of wireless financial products for migration onto the Company’s platform without significant additional development costs and go-to-market time;
  a high profile customer-base, consisting of leading wealth management, capital markets and advisory companies located in North America and Europe, that can be introduced to the Company’s existing product-line; and
  distribution agreements with one of the world's largest financial information providers and a global 3rd generation telecommunications provider.

     The business combination has been accounted for as a purchase of a business, with the Company being identified as the acquirer and MFD as the acquiree. These condensed consolidated financial statements include 100% of the operating results of MFD from February 1, 2007.

     A preliminary allocation of the purchase price at January 31, 2007, which is subject to adjustment, is as follows (in thousands of U.S. dollars):

Preliminary Purchase Price:
1,500,000 common shares of Stockgroup	$840
Acquisition costs	220
$1,060

Net Assets Acquired:
Accounts receivable, net	$1,399
Prepaid and other current assets	212
Property and equipment, net	145
Other assets	358
Accounts payable	(588)
Accrued liabilities	(1,158)
Accrued compensation	(90)
Customer deposits	(298)
Deferred revenues	(543)
Unallocated purchase price	1,623
Total preliminary purchase price	$1,060

     The difference between the cost of acquisition and the values of net assets acquired has been presented as “unallocated purchase price.” The fair value of the 1,500,000 common shares issued was determined based on the Company’s common share price of $0.56 per share, representing the average closing price of the Company’s shares for the two days before, the day of, and the two days after the date of announcement of the acquisition. The purchase price may be increased by up to $500,000, payable in cash, if certain performance requirements are achieved.

      In 2007, Stockgroup will complete an exercise to value the identifiable assets and liabilities acquired, including any goodwill that may arise in the acquisition and; therefore, has not yet determined the fair value of all identifiable assets and liabilities acquired, the amount of the purchase price that may be allocated to goodwill, or the complete impact of applying purchase accounting on the statement of operations.

Pro forma Information (Unaudited)

     The following pro forma consolidated financial summary is presented as if the acquisition of MFD was completed as of January 1, 2007 and January 1, 2006, respectively. The pro forma combined results have been prepared for informational purposes only and do not purport to be indicative of the results which would have actually been attained had the business combination been consummated on the dates indicated or of the results which may be expected to occur in the future.

	Three Months Ended
	March 31,
(In thousands of U.S. dollars, except per share data)	2007	2006

Revenues
Licensing and Subscriptions	$2,685	$2,653
Advertising	925	883
	3,610	3,536

Total Operating Expenses and Other Income	4,300	4,074

Net loss and comprehensive loss	$(690)	$(538)

Net loss per common share – basic and diluted	$(0.02)	$(0.02)

Common shares used in computing basic and diluted net loss per
common share (in thousands)	36,937	34,923

     MFD also incurred expenses in 2006 relating to sales and marketing and general and administrative which are not expected to be incurred in the future. These costs have not been excluded from the pro forma results as at this time they are not fully determinable.

4. SHAREHOLDERS’ EQUITY

Stock-Based Compensation Plans and Stock-Based Award Activity

     The Company grants stock options pursuant to shareholder approved stock option plans. The Company did not assume any stock options related to its purchase of MFD.

     The following table provides information on the Company’s stock option activity for the three months ended March 31, 2007 (except for weighted data):

		Options Outstanding
					Weighted
	Number of			Weighted	Average	Aggregate
	Options			Average	Remaining	Intrinsic
	Available	Number of	Price Per	Exercise	Contractual	Value -
	For Grant	Options	Share	Price	Term	U.S. $
	(in thousands)	(in thousands)	U.S. $	U.S. $	(in years)	(in thousands)
Outstanding at
December 31, 2006	391	3,884	$0.12 - 0.59	$0.29	2.56	$ 448
Options granted	(190)	190	$0.29 - 0.41	$0.40
Options exercised	-	(139)	$0.22 - 0.43	$0.27
Options forfeited	-	(88)	$0.29 - 0.59	$0.48
Outstanding at March
31, 2007	201	3,847	$0.12 - 0.44	$0.29	2.47	$ 3,335

Vested and exercisable
at March 31, 2007	-	2,910	$0.12 – 0.44	$0.26	1.90	$ 2,617

     The aggregate intrinsic value is equal to the difference between the quoted closing market price of the Company’s common shares at March 31, 2007 and the exercise price of the underlying awards, where the stock options are in-the-money. At March 31, 2007, all of the outstanding and vested and exercisable options were in-the-money.

     The following table summarizes the Company’s unvested stock options as of March 31, 2007, and changes for the three months ended March 31, 2007:

		Weighted-Average
	Number of Awards	Grant Date Fair Value –
	(in thousands)	U.S. $
Unvested at December 31, 2006	919	$0.20
Granted	190	$0.24
Vested	(133)	$0.19
Forfeited	(39)	$0.18
Unvested at March 31, 2007	937	$0.20

     As of March 31, 2007, total unrecognized compensation expense related to unvested awards granted under the Company’s stock option plans was $122,000, which is expected to be recognized over a weighted-average period of 2.47 years. Forfeiture rates used to determine unrecognized compensation expense were based on forfeiture rates experienced for the year ended December 31, 2006.

Stock-Based Compensation Expense

     During the three months ended March 31, 2007 and 2006, respectively, net loss included $34,000 and $25,000 of stock-based compensation expense, which was included in the financial statements as follows (in thousands):

	Three Months Ended
	March 31,
	2007	2006

Sales and marketing	$5	$12
Research and development	3	2
General and administrative	26	11
Total stock-based compensation expense	$34	$25

Valuation Assumptions Used in Fair-Value Based Calculation Model

     The fair-value of the Company’s stock-based awards granted to employees, non-employee directors and consultants for the three months ended March 31, 2007 and 2006 was estimated using the Black-Scholes option-pricing model using the following weighted average assumptions:

	Three Months Ended
	March 31,
	2007	2006
Expected life (in years)	5 years	5 years
Risk-free interest rate	4%	4%
Expected volatility	66%	55%
Dividend yield	0%	0%
Fair value per stock option	$0.22	$0.18

     The expected life of employee stock options is based on the average expected life of all outstanding stock options taking into consideration past employee exercise behavior. The exercise price of the stock option is equal to the market value of the Company’s common stock on the grant date. The Company uses the zero coupon interest yield rate comparable to the expected life of the option. Expected volatility is based on historical computations of the Company’s volatility.

Repurchase of Common Stock

     During the three months ended March 31, 2006, the Company repurchased 100,000 common shares of its stock, at prices ranging from $0.26 to $0.27 per share, for an aggregate cost of $28,000. The Company’s stock repurchase program expired in May 2006.

5. SEGMENTED INFORMATION

     The Company operates in one reportable segment – financial media. The Company defines a reportable segment as a component of the Company for which separate financial information is available and which is evaluated regularly by the Chief Executive Officer in deciding how to allocate resources and in assessing performance.

     During the three months ended March 31, 2007 and 2006, the Company had no customers whose revenue represented greater than 10% of total revenues. Historically, the majority of the Company’s revenues were derived from customers located in North America. Commencing February 1, 2007, the Company conducts business in the United Kingdom, Spain and Benelux. Stockgroup’s European revenues were approximately 16% of total revenues for the three months ended March 31, 2007. No customers accounted for greater than 10% of outstanding trade receivables at March 31, 2007. At December 31, 2006, one customer accounted for greater than 10% of outstanding trade receivables.

     Before February 1, 2007, substantially all of the Company’s property and equipment was located in Canada and the majority of operations were in Canada. During the three months ended March 31, 2007, the acquisition of MFD resulted in assets and operations in both the United States and Europe.

     The Company determined that a more appropriate basis of presenting its enterprise revenues starting in the first quarter of 2007 is to allocate Company revenue streams between “Licensing and Subscriptions” and “Advertising” revenues. This change results in the reclassification of the Company’s StockStream revenues from Advertising to Licensing and Subscriptions. All revenues from MFD are included in Licensing and Subscriptions revenues. Comparative figures for 2006 have been reclassified to conform to the current basis of presentation.

6. COMMITMENTS AND CONTINGENCIES

Commitments

     The total contractual cash obligations of $3.4 million disclosed in the consolidated financial statements of the Company for the year ended December 31, 2006, have not changed significantly aside from the addition of operating leases for the Company’s Maryland and London offices which were assumed in the acquisition of MFD. The total additional commitment for the remainder of 2007 and 2008 is approximately $120,000 and $150,000, respectively.

Litigation

     The Company is the plaintiff in a lawsuit filed in Ontario Supreme Court of Justice against Hollinger Inc. and Hollinger Canadian Publishing Holdings Co. in which the Company seeks to recover approximately C$471,000 from the defendant. The defendant was a vendor to the Company and the amount sought by the Company consists of unused advertising credits which were prepaid by the Company in 1999. The case is currently pending final resolution and there is considerable uncertainty as to what value, if any, will be derived if the Company wins the lawsuit. No provision has been made for recovery of these credits in the financial statements in any year.

     In addition to the above, the Company is involved in various other legal matters which arise from time-to-time in the ordinary course of the Company’s business, none of which is believed to be material to its results of operations, liquidity or financial condition at this time. Unless otherwise noted, the Company cannot reasonably estimate at this time whether a monetary settlement will be reached or predict the ultimate resolution of these legal matters.

7. SUBSEQUENT EVENTS

Equity Financing

     On April 16, 2007, the Company entered into a financing agreement led by Jennings Capital Inc. and including Cormark Securities Inc. (the “Underwriters”), to issue, on a ‘bought deal’ basis, 3,333,334 common shares at CAD$1.50 (US$1.32) per share for total gross proceeds of C$5.0 million (US$4.4 million). At the completion of the financing, the Company will pay underwriter fees of 6% of the gross proceeds of the financing. In addition, the Company will issue warrants to the agents equal to 6% of the common shares issued in the financing. Each warrant will entitle the agents to acquire one common share pursuant to the warrant at a price of CAD$1.50 per share at any time within 12 months of the closing date. The financing is scheduled to close on or about May 15, 2007 and is subject to regulatory approval and completion of definitive documentation. The proceeds of the offering will be used for acquisitions and general working capital.

Asset Acquisition

     On May 8, 2007, the Company entered into a Asset Purchase Agreement with Semotus Solutions Inc. (“Semotus”) pursuant to which the Company agreed to acquire intellectual property, software codes, customer contracts and other assets related to Semotus’ Mobile Finance business for total cash consideration of up to $350,000 payable as follows:

a)	$150,000 cash payable at the Closing Date; and
b)

30% of monthly gross revenues earned from customer contracts purchased from Semotus until the remaining $200,000 of the purchase price is fully paid or within two years whichever occurs first. If the gross revenues fall below 25% within the first six months post close, the amount payable monthly would decrease to 15% of monthly gross revenues.

     Should monthly gross revenues fall below $15,000 per month at any time, the purchase price will be deemed paid in full.

     This acquisition closed on May 8, 2007 and will be accounted for as an asset purchase transaction. The Company will complete an exercise to value the identifiable assets and liabilities acquired.

Financial Statements of Business Acquired

Report of Independent Registered Public Accounting Firm

The Board of Directors of TeleCommunication Systems, Inc.

We have audited the accompanying combined balance sheets of Mobile Finance Division (A division of TeleCommunication Systems, Inc.) as of December 31, 2006 and 2005, and the related combined statements of operations, net investment in division, and cash flows for the years then ended. These financial statements are the responsibility of MFD’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. MFD is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of MFD’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Mobile Finance Division (A division of TeleCommunication Systems, Inc.) as of December 31, 2006 and 2005, and the combined results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ James Cowper
Newbury, UK
April 13, 2007

MOBILE FINANCE DIVISION
(A DIVISION OF TELECOMMUNICATION SYSTEMS, INC.)
COMBINED BALANCE SHEETS
(Expressed in Thousands of U.S. Dollars)

	December 31,
	2006	2005

ASSETS
Current assets:
Cash	$1,062	$939
Accounts receivable, net (Note 1)	1,247	1,119
Prepaid expenses and other current assets	329	528
Total current assets	2,638	2,586

Property and equipment, net (Note 2)	148	205
Goodwill (Note 3)	-	4,211
Other intangibles, net (Note 4)	-	839
Software development costs, net (Note 5)	757	239
Other assets	301	313
Total assets	$3,844	$8,393

LIABILITIES AND NET INVESTMENT IN DIVISION
Current liabilities:
Accounts payable	$532	$648
Accrued liabilities	1,207	1,644
Accrued compensation	62	125
Customer deposits	288	267
Deferred revenues	500	675
Total current liabilities	2,589	3,359

Net cash investment in division:
Capital investment	11,366	8,205
Accumulated deficit	(10,110)	(3,141)
Accumulated other comprehensive loss	(1)	(30)
Total net cash investment in division	1,255	5,034
Total liabilities and net cash investment in division	$3,844	$8,393

Commitments (note 8)

Subsequent event (note 9)

See accompanying notes to combined financial statements.

MOBILE FINANCE DIVISION
(A DIVISION OF TELECOMMUNICATION SYSTEMS, INC.)
COMBINED STATEMENTS OF OPERATIONS
(Expressed in Thousands of U.S. Dollars)

	December 31,
	2006	2005

REVENUES	$6,848	$8,200

OPERATING COSTS AND EXPENSES
Cost of revenues (exclusive of amortization)	3,864	4,779
Sales and marketing	1,451	1,407
Research and development	71	118
General and administrative	2,061	2,779
Depreciation and amortization	1,286	977
Impairment of goodwill	4,211	-
Reorganization costs	889	-
Total operating expenses	13,833	10,060

Loss from operations	(6,985)	(1,860)
Interest and other income, net	16	25
Loss before provision for income taxes	(6,969)	(1,835)
Provision for income taxes (Note 6)	-	(1)
Net loss	$(6,969)	$(1,836)

COMBINED STATEMENTS OF NET CASH INVESTMENT IN DIVISION

			Accumulated	Total
			other	net cash
	Capital	Accumulated	comprehensive	investment in
	investment	deficit	loss	division

Balance at December 31, 2004	$7,566	$(1,305)	$-	$6,261
Net loss	-	(1,836)	-	(1,836)
Net capital contribution	639	-	-	639
Currency translation adjustment	-	-	(30)	(30)
Balance at December 31, 2005	8,205	(3,141)	(30)	5,034

Net loss	-	(6,969)	-	(6,969)
Net capital contribution	3,161	-	-	3,161
Currency translation adjustment	-	-	29	29
Balance at December 31, 2006	$11,366	$(10,110)	$(1)	$1,255
See accompanying notes to combined financial statements.

MOBILE FINANCE DIVISION
(A DIVISION OF TELECOMMUNICATION SYSTEMS, INC.)
COMBINED STATEMENTS OF CASH FLOWS
(Expressed in Thousands of U.S. Dollars)

	December 31,
	2006	2005

Cash flows from operating activities:
Net loss	$(6,969)	$(1,836)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	1,286	977
Impairment of goodwill	4,211	-
(Increase) decrease in accounts receivable	(128)	82
Decrease in prepaid expenses and other current assets	199	412
(Increase) decrease in other assets	12	(205)
Decrease in accounts payable	(116)	(261)
Decrease in accrued liabilities / accrued compensation / customer deposits	(479)	(323)
Decrease in deferred revenue	(175)	(246)
Net cash used by operating activities	(2,159)	(1,400)

Cash flows used by investing activities:
Purchases of property and equipment	(79)	(53)
Payments for software development costs	(818)	(229)
Net cash used in investing activities	(897)	(282)

Cash flows provided by financing activities:
Net contribution from TCS	3,161	639
Net cash provided by financing activities	3,161	639

Net increase (decrease) in cash	105	(1,043)
Foreign exchange translation	18	2
Cash at beginning of year	939	1,980
Cash at end of year	$1,062	$939

MOBILE FINANCE DIVISION
(A DIVISION OF TELECOMMUNICATION SYSTEMS, INC.)
Notes to Combined Financial Statements
December 31, 2006

1. Organization and Summary of Significant Accounting Policies

Organization and Basis of Presentation

     Mobile Finance Division (“MFD”) is a division of TeleCommunication Systems, Inc. (“TCS”) that provides financial market data, news, and limited analytics like charting and portfolio functionality through mobile devises such as pagers and Blackberry® PDA’s.

     The combined financial statements have been prepared in accordance with United States (“U.S.”) generally accepted accounting principles (“GAAP”). The accompanying financial statements include the accounts of TeleCommunication Systems Limited (a UK company), its European subsidiaries and the Mobile Finance Division within TeleCommunication Systems, Inc, (a US company). All inter-company accounts and transactions within MFD have been eliminated. All information is stated in U.S. dollars unless otherwise noted.

Use of estimates

     The preparation of financial statements in conformity with U.S. GAAP requires MFD to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Estimates are used for, but are not limited to, revenue recognition, accrued liabilities, contingencies and litigation, allowances for doubtful accounts and income and other taxes. Actual results could differ from those estimates.

Foreign Currency

     MFD uses the U.S. dollar as its reporting currency and the functional currency for the US operations and the functional currency for the European operations is pounds sterling. MFD’s combined financial statements are translated into U.S. dollars using the current rate method. Assets and liabilities are translated at the rate of exchange prevailing at the balance sheet date. Net investment in division is translated at the applicable historical rates. Revenues and expenses are translated at a weighted average rate of exchange for the respective years. Translation gains and losses from the application of the U.S. dollar as the reporting currency are included as part of the cumulative foreign currency translation adjustment, which is reported as a component of net investment in division under accumulated other comprehensive income (loss).

Revenue Recognition

     MFD generates its revenues from Financial Software and Content Systems. MFD records its revenues in accordance with the Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin No. 104, “Revenue Recognition” (“SAB 104”) and the Financial Accounting Standards Board (“FASB”) Emerging Issues Task Force (“EITF”) Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables.” In all cases, revenue is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed, and collectibility of the resulting receivable is reasonably assured.

     Subscriptions to real-time streaming data information are one year in duration and auto-renew unless cancelled by the subscriber. Revenue from subscriber services is recognized in the period earned.

     Deferred revenues represent amounts which MFD has received which are to be applied to the end of the contract. The earnings process has not yet been completed for those payments. Deferred revenues primarily related to subscriber agreements, which are amortized ratably over the period of the contract.

Cost of Revenues

     Cost of revenues is recorded if the cost relates directly to the services MFD sells. Cost of revenues consist of subscription fees for access to data feeds of financial and business databases, technology royalty fees and airtime.

Fair value of financial instruments

     MFD’s financial instruments consist of cash, accounts receivable, accounts payable, customer deposits and capital lease obligations. Unless otherwise stated the fair value of the financial instruments approximates their carrying value.

Accounts Receivable

     Accounts receivable are stated net of allowance for doubtful accounts of $343,664 at December 31, 2006 and $375,853 at December 31, 2005. MFD uses estimates to determine the amount of the allowance for doubtful accounts necessary to reduce accounts receivable to their expected net realizable value. Management estimates the amount of the required allowance by reviewing the status of significant past-due receivables and by establishing provisions for estimated losses by analyzing current and historical bad debt trends. Changes to allowance for doubtful accounts are recorded as a component of general and administrative expenses in the accompanying Combined Statements of Operations. MFD’s credit and collection policies and the financial strength of its customers are critical in maintaining a relatively small amount of write-offs of receivables. Receivables that are ultimately deemed uncollectible are charged-off as a reduction of receivables and the allowance for doubtful accounts.

     MFD is subject to credit risk related to its account receivables. MFD does not have extensive credit evaluations and for some of its smaller customers, MFD requires two months of deposit as collateral.

Property and Equipment

     Property and equipment are carried at cost less accumulated amortization. Computer equipment, pager equipment, computer software and office furniture and equipment are amortized using the straight-line method over the assets estimated useful lives which range from 1 to 5 years. Capital leases of computer hardware are amortized over the term of the lease on a straight-line basis.

Leases

     Leases are classified as either capital or operating leases. Leases which transfer substantially all the benefits and risks of ownership of the property to MFD are accounted for as capital leases. Capital lease obligations reflect the present value of future minimum lease payments, discounted at the appropriate interest rate. All other leases are accounted for as operating leases and rental payments are expensed as incurred.

Goodwill and other intangible assets

     In accordance with Statement No. 142, “Goodwill and Other Intangible Assets,” goodwill and intangible assets that have indefinite useful lives are no longer amortized to expense. Goodwill is required to be tested for impairment on an annual basis, or more frequently if certain indicators arise, using the guidance specifically provided. Furthermore, Statement No. 142 requires purchased intangible assets other than goodwill to be amortized over their useful lives unless these lives are determined to be indefinite.

     Management reviews goodwill and other intangible assets at least annually, and on an interim basis when conditions require, to evaluate events or changes in circumstances that may indicate impairment in the carrying amount of such assets. Management uses comparable company analyses and discounted cash flow models to determine the fair value of reporting units and whether any impairment of goodwill exists. An impairment loss is recognized in the statement of operations in the period that the related asset is deemed to be impaired. Other intangible assets, which include customer contracts, customer lists, trademarks and patents, with definite lives are amortized to expense on a straight-line basis over their respective estimated useful lives averaging approximately three years.

Software development costs

     MFD applies FAS No. 86, “Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed” (“FAS 86”) to software developed internally, acquired in business acquisitions or purchased. FAS 86 requires companies to capitalize eligible software development costs upon achievement of technological feasibility, subject to net realizable value considerations. Software development costs prior to technological feasibility are expensed as incurred. Capitalized costs are amortized using the straight-line method over the product’s estimated useful life, which is never greater than three years.

Income Taxes

     Income tax amounts and balances are accounted for using the liability method of accounting for income taxes. Deferred income tax assets and liabilities are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Even though MFD is in a combined loss position, determining the provision for income tax expense, income tax liabilities, and deferred tax assets and liabilities involves judgment. In addition, tax interpretations, regulations and legislations are continually changing. Tax exposures can involve complex issues and may require an extended period to resolve.

     MFD records a valuation allowance to reduce its deferred tax assets to the amount of future tax benefit that is more likely than not to be realized. MFD believes its tax positions comply with current applicable tax law and that MFD has adequately provided for known tax contingencies.

Contingencies and Litigation

     MFD evaluates contingent liabilities including threatened or pending litigation in accordance with FAS No. 5 “Accounting for Contingencies.” MFD assesses the likelihood of an adverse outcome or judgment to a potential claim or legal proceeding, as well as potential ranges of probable losses, when the outcome of the claims or proceedings are probable and reasonably estimable. A determination of the amount of accrued liabilities required, if any, for these contingencies is made after analysis of each matter. Because of uncertainties related to these matters, MFD bases its estimates on the information available at the time. As additional information becomes available, MFD reassesses the potential liability and may revise its estimates. Any revision to these estimates could have a material impact on MFD’s results of operations and financial position.

Recent pronouncements

     In June 2006, the FASB issued FIN No. 48, “Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a Company’s financial statements recognized in the financial statements. This interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on de-recognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition. This interpretation is effective for MFD beginning in the first quarter of 2007. MFD is currently evaluating the impact of FIN 48 on its financial statements.

     In September 2006, the FASB issued FAS No. 157 “Fair Value Measurements”, (“FAS 157”) which defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years, and is applicable to MFD beginning in the first quarter of 2008. MFD is currently evaluating the impact of FAS 157 on its financial statements.

     In February 2007, the FASB issued FAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of FASB Statement No. 115”, (“FAS 159”) which permits entities to choose to measure many financial instruments and certain other items at fair value at specified election dates. A business entity is required to report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. This statement is expected to expand the use of fair value measurement. FAS 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years, and is applicable to MFD beginning in the first quarter of 2008. MFD is currently evaluating the impact of FAS 159 on its financial statements.

     In September 2006, the SEC issued Staff Accounting Bulletin No. 108, Section N to Topic 1, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”). SAB 108 requires the evaluation of prior-year misstatements using both the balance sheet approach and the income statement approach. In the initial year of adoption, should either approach result in quantifying an error that is material in light of quantitative and qualitative factors, SAB 108 guidance allows for a one-time cumulative-effect adjustment to beginning retained earnings. In years subsequent to adoption, previously undetected misstatements deemed material shall result in the restatement of previously issued financial statements in accordance with FAS No. 154, “Accounting Changes and Error Corrections,” a replacement of APB Opinion No. 20, “Accounting Changes,” and FAS No. 3, “Reporting Accounting Changes in Interim Financial Statements.” SAB 108 is effective for MFD for the year ended December 31, 2006. The implementation of SAB 108 did not have any impact on MFD’s financial statements.

2. Property and Equipment.

(Expressed in Thousands of U.S. Dollars)	December 31,
	2006	2005

Computer equipment	$273	$173
Computer equipment under capital lease	12	12
Pager equipment	188	239
Computer software	280	246
Office furniture and equipment	310	268
Total cost	1,063	938
Less: accumulated depreciation and amortization	(915)	(733)
Net property and equipment	$148	$205

     Depreciation and amortization expense related to property and equipment totalled $132,139 in 2006 and $118,874 in 2005.

3. Goodwill

     As discussed in Note 1 to the Combined Financial Statements, under Statement No. 142 goodwill and intangible assets that have indefinite useful lives are no longer amortized. Instead, Statement No. 142 requires such assets to be reviewed for impairment annually, or more frequently if certain indicators arise, using the guidance specifically provided. In December 2006, management performed a goodwill impairment test based on Statement No. 142. Based upon the results of such tests it was determined that book value of Goodwill exceeded its estimated value as determined by prices offered for MFD by third parties during 2006. Accordingly, the full amount of the Goodwill was expensed in 2006.

4. Other intangible assets

(Expressed in Thousands of U.S. Dollars)	December 31,
	2006	2005

Cost	$2,438	$2,438
Less: accumulated amortization	(2,438)	(1,599)
Net other intangible assets	$-	$839

     Amortization expense related to other intangible assets totalled $839,000 in 2006 and $819,000 in 2005.

5. Software development costs

(Expressed in Thousands of U.S. Dollars)	December 31,
	2006	2005

Cost	$1,224	$328
Less: accumulated amortization	(467)	(89)
Net software development costs	$757	$239

     Amortization expense related to software development costs totalled $314,490 in 2006 and $39,000 in 2005.

6. Income Taxes

     MFD is subject to United States federal and state income taxes and UK income taxes at an approximate combined rate of 35% (2005 – 33%). The reconciliation of the provision for income taxes at the United States federal statutory rate / UK income tax rate compared to the entity’s income tax expense as reported is as follows:

(Expressed in Thousands of U.S. Dollars)	Year Ended
	December 31,
	2006	2005

Income tax (benefit) at statutory rate	$(2,423)	$(612)
Change in valuation allowance	2,391	612
Other	32	1
Income tax provision	$-	$1

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Taxable income (losses) in individual tax jurisdictions may be subject to statutory rates different than the combined rate.

     Significant components of the entity’s deferred tax assets as of December 31 are as follows:

(Expressed in Thousands of U.S. Dollars)	December 31,
	2006	2005
Deferred tax assets:
Depreciation & amortization	$2,168	$336
Net operating loss carryforwards	6,221	5,543

Total deferred tax assets	8,389	5,879

Deferred tax liabilities:
Capitalized software development costs	(185)	(88)
Other	(71)	(48)

Total deferred tax liabilities	(256)	(136)

Net deferred tax asset	8,133	5,743

Less: valuation allowance	(8,133)	(5,743)
Net deferred tax asset	$-	$-

     The entity has recognized a valuation allowance for the deferred tax assets for which it is more likely than not that realization will not occur.

     At December 31, 2006, the entity had UK net operating loss carryforwards of $19,274,592. Utilization of these operating losses could be limited as a result of an ownership change.

7. Related Parties

Corporate overhead expenses allocated from TCS to MFD totaled $516,105 in 2006 and $517,565 in 2005 and were included in general and administrative costs.

8. Commitments

(Expressed in Thousands of U.S. Dollars)	2007	2008	Total
Operating leases	$125	$107	$232
Capital leases	4	-	4
Total contractual cash obligations	$129	$107	$236

     MFD leases its facilities under operating leases that expire at various times to December 2008. Total rent expense was $212,591 in 2006 and $214,253 in 2005.

9. Subsequent event

On January 25, 2007, TCS announced that it had entered into a formal Purchase Agreement with Stockgroup Information Systems Inc (“Stockgroup”) pursuant to which Stockgroup agreed to issue to TCS 1,500,000 common shares in the capital of Stockgroup and to assume some TCS liabilities in exchange for certain assets of TCS that make up its Mobile Finance Division (“MFD”). The transaction closed on January 31, 2007.

10. Segmented reporting

MFD operates primarily in one business segment and two primary geographic regions as follows:

(Expressed in Thousands of U.S. Dollars)	2006	2005
Revenue
US	$3,261	$3,703
Europe	3,587	4,497
Total	$6,848	$8,200

Net Loss
US	$(4,861)	$(768)
Europe	(2,108)	(1,068)
Total	$(6,969)	$(1,836)

Net assets
US	$762	$5,036
Europe	493	(2)
Total	$1,255	$5,034

Stockgroup Information Systems Inc.
Unaudited Pro Forma Consolidated Financial Statements

On January 31, 2007, Stockgroup Information Systems Inc. (“Stockgroup”) completed its acquisition of the Mobile Finance Division (“MFD”) of Telecommunications Systems Inc (“TCS”) under a Purchase Agreement dated January 24, 2007.

The following unaudited pro forma consolidated balance sheet and statement of operations give effect to the purchase transaction pursuant to the Purchase Agreement. This business combination is accounted for using the purchase method of accounting.

Pro forma adjustments and the assumptions on which they are based are described in the accompanying notes to the pro forma consolidated financial statements. The accompanying pro forma consolidated balance sheet as of December 31, 2006 contains those pro forma adjustments necessary to reflect the business combination as if it was consummated on that date. The accompanying pro forma consolidated statement of operations for the year ended December 31, 2006 contain those pro forma adjustments necessary to reflect the business combination as if it was consummated on January 1, 2006. The unaudited pro forma consolidated financial statements should be read in conjunction with those financial statements and notes thereto appearing in Stockgroup’s Form 10-KSB and the financial statements and notes of MFD as presented herein for the year ended December 31, 2006. The unaudited pro forma consolidated financial statements have been prepared for informational purposes only. The unaudited pro forma consolidated financial statements do not purport to be indicative of the results which would have actually been attained had the business combination been consummated on the dates indicated or of the results which may be expected to occur in the future.

All dollar amounts refer to Thousands of U.S. dollars unless otherwise indicated.

Stockgroup Information Systems Inc.
Unaudited Pro Forma Consolidated Balance Sheet
As at December 31, 2006
(Expressed in Thousands of U.S. Dollars)

			Pro forma		Pro forma
	Stockgroup	MFD	adjustments	Notes	Consolidated
ASSETS
Current assets:
Cash	$2,013	$1,062	$(1,062)	a	$2,013
Accounts receivable, net	814	1,247			2,061
Prepaid expenses and other current assets	186	329			515
Total current assets	3,013	2,638	(1,062)		4,589

Property and equipment, net	447	148			595
Software development costs, net	-	757	(757)	b	-
Unallocated purchase price	-	-	1,624	c	1,624
Other assets	-	301			301
Total assets	$3,460	$3,844	$(195)		$7,109

LIABILITIES AND SHAREHOLDERS’
EQUITY
Current liabilities:
Accounts payable	$426	$532			$958
Accrued liabilities	473	1,207	$220	d	1,900
Accrued compensation	176	62			238
Customer deposits	-	288			288
Deferred revenues	810	500			1,310
Capital lease obligations	130	-			130
Total current liabilities	2,015	2,589	220		4,824

Long-term capital lease obligations	97	-			97
Long-term deferred revenues	65	-			65
Total liabilities	2,177	2,589	220		4,986

Shareholders’ equity:
Common stock	13,793	-	840	e	14,633
Net cash investment in division	-	11,366	(1,062)	a
			(10,304)	f	-
Additional paid-in capital	3,394	-			3,394
Accumulated deficit	(15,904)	(10,110)	10,110	g	(15,904)
Accumulated other comprehensive loss	-	(1)	1	h	-
Total shareholders’ equity	1,283	1,255	(415)		2,123
Total liabilities and shareholders’ equity	$3,460	$3,844	$(195)		$7,109

See accompanying notes to unaudited pro forma consolidated financial statements.

Stockgroup Information Systems Inc.
Unaudited Pro Forma Consolidated Statement of Operations
For the year ending December 31, 2006
(Expressed in Thousands of U.S. Dollars, except number of common shares)

			Pro forma		Pro forma
	Stockgroup	MFD	adjustments	Notes	Consolidated

REVENUES
Advertising services	$4,234	$-			$4,234
Financial software and content systems	3,532	6,848			10,380
	7,766	6,848			14,614

OPERATING COSTS AND EXPENSES
Cost of revenues	2,259	3,864			6,123
Sales and marketing	3,041	1,451			4,492
Research and development	684	71			755
General and administrative	2,404	2,061			4,465
Reorganization costs	-	889			889
Depreciation and amortization	217	1,286	$(1,153)	i	350
Impairment of goodwill	-	4,211	(4,211)	j	-
TOTAL OPERATING EXPENSES	8,605	13,833	(5,364)		17,074

Loss from operations	(839)	(6,985)	5,364		(2,460)
Interest and other income, net	52	16			68
Loss before provision for income taxes	(787)	(6,969)	5,364		(2,392)
Provision for income taxes	4				4
Net loss	$(791)	$(6,969)	$5,364		$(2,396)

Net loss per common share	$(0.02)				$(0.07)

Common shares used in computing net loss
per common share	33,910		1,500		35,410

See accompanying notes to unaudited pro forma consolidated financial statements.

Stockgroup Information Systems Inc.
Notes to Unaudited Pro Forma Consolidated Financial Statements
(Expressed in Thousands of U.S. Dollars, except number of common shares)

(1) BASIS OF PRESENTATION

The unaudited pro forma consolidated balance sheet reflects the historical financial position of Stockgroup Information Systems Inc. (“Stockgroup”) and Mobile Finance Division, a division of TeleCommunications Systems, Inc. (“MFD”) at December 31, 2006, with pro forma adjustments as if the business combination described in note 2 below had taken place on December 31, 2006. The unaudited pro forma consolidated statement of operations for the year ended December 31, 2006 reflects the historical results of operations of Stockgroup and MFD, with pro forma adjustments based on the assumption the business combination was effective January 1, 2006. These unaudited proforma financial statements have been prepared by Stockgroup’s management in accordance with United States (“U.S.”) generally accepted accounting principles (“GAAP”).

(2) DESCRIPTION OF TRANSACTION

On January 25, 2007, Stockgroup announced that it had entered into a formal Purchase Agreement with TeleCommunications Systems, Inc. (“TCS”) pursuant to which Stockgroup agreed to issue to TCS 1,500,000 common shares in the capital of Stockgroup and to assume some TCS liabilities in exchange for certain assets of TCS that make up its Mobile Finance Division. The Purchase Agreement closed on January 31, 2007.

The acquisition has been accounted for using the purchase method of accounting with Stockgroup being identified as the acquirer and MFD as the acquiree. In 2007, Stockgroup will complete an exercise to value the identifiable assets and liabilities acquired, including any goodwill that may arise in the acquisition and therefore has not yet determined the fair value of all identifiable assets and liabilities acquired, the amount of the purchase price that may be allocated to goodwill, or the complete impact of applying purchase accounting on the statement of operations. Therefore, after reflecting the pro forma purchase adjustments identified to date, the excess of the purchase consideration over the adjusted book values of MFD’s assets and liabilities has been presented as “unallocated purchase price”. On completion of valuations, with a corresponding adjustment to the historic carrying amounts of property and equipment, or on recording of any finite life intangible assets on acquisition, these adjustments will impact the measurement of amortization recorded in Stockgroup’s consolidated statement of operations for periods after the date of acquisition. No pro forma adjustments have been reflected for any changes in deferred tax assets or liabilities that would result from recording MFD’s identifiable assets and liabilities at fair value as the process of estimating the fair value of identifiable assets and liabilities is not complete.

Preliminary Purchase Price:
1,500,000 common shares of Stockgroup	$840
Acquisition costs	220
Total preliminary purchase price	$1,060

The fair value of the 1,500,000 common shares issued was determined based on the Company’s common share price of $0.56, representing the average closing price of the Company’s shares for the two days before, the day of, and two days after the date of announcement. The purchase price may be increased by up to $500,000, payable in cash, if certain performance requirements are achieved.

The preliminary purchase price has been allocated to the acquired tangible and intangible assets and liabilities as follows:

Net Assets Acquired:
Accounts receivable	$1,399
Prepaid and other current assets	212
Property and equipment, net	145
Other assets	358
Accounts payable	(588)
Accrued liabilities	(1,158)
Accrued compensation	(90)
Customer deposits	(298)
Deferred revenues	(543)
Unallocated purchase price	1,623
Total net assets acquired	$1,060

The pro forma does not reflect amortization of the unallocated purchase price since the valuation has not been completed. Notwithstanding the independent valuation process, management expects the unallocated purchase price will likely include Intellectual Property, Customer Relationships, Exchange Agreements and Goodwill. If the full amount of the unallocated purchase price is allocated to limited life intangible assets with an average estimated life ranging from two to four years, the annual amortization would range from approximately $400,000 to $800,000. If the full amount of the unallocated purchase price was allocated to limited life intangible assets with a shorter life, amortization would increase, which would increase the net loss.

(3) ACCOUNTING POLICY DIFFERENCES

The accounting policies used in the preparation of these unaudited pro forma consolidated financial statements are those set out in Stockgroup’s audited consolidated financial statements for the year ended December 31, 2006. In preparing the unaudited pro forma consolidated financial statements, a review was undertaken to identify MFD’s accounting policy differences where the impact was potentially material and could be reasonably estimated. Further accounting differences may be identified in the future. The significant accounting policies of Stockgroup conform in all material respects to those of MFD.

(4) PRO FORMA ADJUSTMENTS TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Pro Forma Consolidated Balance Sheet – December 31, 2006:

A summary of pro forma adjustments required to give effect to the acquisition of MFD as of December 31, 2006 are as follows:

a)	Adjustments have been made pursuant to the purchase agreement whereby the $1,061,479 of the cash held by TCS at year end was used to partially repay TCS’s net investment in the division.
b)	An adjustment in software development costs by $757,409 to eliminate this historical asset of MFD since this asset will be revalued on acquisition
c)	An adjustment of $1,623,214 was made to reflect the unallocated purchase price.
d)	An adjustment of $220,000 was made to accrued liabilities to record estimated transaction costs relating to the acquisition of MFD.
e)	An adjustment of $840,000 to increase common stock to record the fair value of the 1,500,000 common shares of Stockgroup issued in respect of the acquisition.
f)	An adjustment of $10,304,649 was made to eliminate TCS remaining cash investment in the division.
g)	An adjustment of $10,109,845 was made to eliminate MFD’s historic accumulated deficit.
h)	An adjustment of $609 was made to eliminate MFD’s historic accumulated other comprehensive loss.

Pro Forma Consolidated Statement of Operations – Year ended December 31, 2006:

A summary of pro forma adjustments required to give effect to the acquisition of MFD as of January 1, 2006 are as follows:

i)	An adjustment of $1,153,490 to eliminate MFD’s historical amortization of other intangible assets and software development costs as these assets will be revalued on acquisition.
j)	An adjustment of $4,211,000 to eliminate MFD’s impairment of goodwill since this asset will be revalued on acquisition.

The unaudited pro forma consolidated statement of operations for the year ended December 31, 2006 does not purport to be indicative of the results which would have actually been attained had the business combination been consummated on January 1, 2006, or of the results which maybe expected to occur in the future. MFD incurred certain restructuring costs in 2006 relating to the closure of its UK data centre and the elimination of redundant sales staff as agreed to by Stockgroup and TCS before the purchase agreement was finalized. MFD also incurred other expenses in 2006 relating to sales and marketing and general and administrative which are not expected to be incurred in the future. These costs have not been adjusted for as they are not fully determinable at this time.